UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Avon Products, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 27, 2003

Dear Shareholder:

You are cordially invited to attend the 2003 Annual Meeting of Shareholders, which will be held at 10:00 a.m. on Thursday, May 1, 2003 in the Ballroom at the W New York Hotel, 541 Lexington Avenue, New York City.

The business and operations of Avon will be reviewed at the Annual Meeting. We hope that you will be able to attend.

Whether or not you plan to attend the Annual Meeting, your vote is important. You can vote via the Internet, by telephone or by completing the enclosed proxy card. Instructions for voting via the Internet or telephone are given on the enclosed proxy card.

Sincerely yours,

Andrea Jung
Chairman of the Board and Chief Executive Officer

AVON PRODUCTS, INC.

1345 Avenue of the Americas

New York, NY 10105

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The 2003 Annual Meeting of Shareholders of Avon Products, Inc. will be held in the Ballroom at the W New York Hotel, 541 Lexington Avenue, New York, New York, 10022, on Thursday, May 1, 2003 at 10:00 a.m. for the following purposes:

(1)	To elect four (4) directors to three-year terms expiring in 2006;

(2)	To act upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent accountants for 2003;

(3)	To act upon a proposal to approve an Executive Incentive Plan intended to comply with Section 162(m) of the 1986 Internal Revenue Code, which would allow the Company to deduct compensation expense for officers earning in excess of $1 million;

(4)	If presented, to consider and vote on a shareholder proposal to eliminate the classification of the Board of Directors;

(5)	If presented, to consider and vote on a shareholder proposal requesting expensing of stock options;

(6)	If presented, to consider and vote on a shareholder proposal requesting indexed stock options;

(7)	If presented, to consider and vote on a shareholder proposal requesting a report on the removal of parabens from the Company’s products; and

(8)	To transact such other business as properly may come before the meeting.

The Board of Directors has fixed the close of business on March 17, 2003 as the record date for the purpose of determining the shareholders who are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

THE BOARD OF DIRECTORS URGES YOU

TO MARK, SIGN AND RETURN THE ENCLOSED PROXY CARD

IN THE POSTAGE-PREPAID ENVELOPE PROVIDED

OR TO VOTE BY THE INTERNET OR BY TELEPHONE.

Gilbert L. Klemann, II

Senior Vice President,

General Counsel and Secretary

March 27, 2003

New York, New York

AVON PRODUCTS, INC.

1345 Avenue of the Americas

New York, NY 10105

PROXY STATEMENT

What is the purpose of the Annual Meeting?

At our Annual Meeting, shareholders will act upon the matters set forth in the Notice of Annual Meeting of Shareholders, which are described in this Proxy Statement. In addition, we will review the business and operations of the Company and respond to questions from shareholders.

Who may attend the Annual Meeting?

Anyone who was a shareholder as of the close of business on March 17, 2003 may attend the Annual Meeting if you have an admission ticket and photo identification. For shareholders of record, an admission ticket is attached to the proxy card sent with this Proxy Statement. If you plan to attend the Annual Meeting, please vote your proxy but keep the admission ticket and bring it with you to the Annual Meeting. Shareholders holding their shares in a bank or brokerage account can obtain an admission ticket in advance by sending a written request, along with proof of ownership (such as a brokerage statement) to our Investor Relations Department, Avon Products, Inc., 1345 Avenue of the Americas, New York, NY 10105, by mail or by fax (fax: 212-282-6035). We must receive your request at least one week prior to the Annual Meeting to have time to process your request and mail the admission ticket to you. Anyone who arrives without an admission ticket will not be admitted to the Annual Meeting unless it can be verified that the individual was a shareholder of the Company as of March 17, 2003.

What is the purpose of this Proxy Statement?

This Proxy Statement describes the matters proposed to be voted on at the Annual Meeting, including the election of directors, ratification of the appointment of our independent accountants, adoption of the Executive Incentive Plan and, if presented, four proposals by shareholders. The Proxy Statement and accompanying proxy card are being mailed on or about March 27, 2003.

Who is entitled to vote?

Only holders of record of Avon common stock at the close of business on March 17, 2003 (“Shareholders”) are entitled to vote. There were 234,317,946 shares of common stock (“Common Stock” or “Shares”) outstanding on March 17, 2003. Shareholders are entitled to vote cumulatively for the election of directors and to cast one vote per Share on all other matters. For more information on cumulative voting, see the description on page 3 under Proposal 1—Election of Directors.

How do I vote?

You can vote by filling out the accompanying proxy card and returning it in the postage paid return envelope that we have enclosed for you. Also, Shareholders can vote by telephone or via the Internet unless you want to cumulate your votes, in which case you must vote by using the proxy card. Voting information is provided on the enclosed proxy card.

What if my Shares are held in “street name”?

If your Shares are held in the name of a bank or broker or other nominee, follow the voting instructions on the form that you receive from them. The availability of telephone and Internet voting will depend on the bank’s or broker’s voting process.

How will my proxy be voted?

Your proxy, when properly signed and returned to us, or processed by telephone or via the Internet, and not revoked, will be voted in accordance with your instructions relating to the election of directors, ratification of the appointment of our independent accountants, adoption of the Executive Incentive Plan and, if presented, the individual shareholder proposals. We are not aware of any other matter that may be properly presented at the meeting. If any other matter is properly presented, the persons named as proxies on the proxy card will have discretion to vote in their best judgment.

What if I don’t mark the boxes on my proxy?

Unless you give other instructions on your proxy card, or unless you give other instructions when you cast your vote by telephone or via the Internet, the persons named as proxies will vote in accordance with the recommendations of the Board of Directors. The Board’s recommendation is set forth with the description of each Proposal in this Proxy Statement. In summary, the Board recommends a vote for the election of directors, the ratification of the appointment of our independent accountants and the adoption of the Executive Incentive Plan, and against the individual shareholder proposals.

Can I still attend the Annual Meeting if I return my proxy?

Yes. Attending the meeting does not revoke the proxy. However, you may revoke your proxy at any time before it is actually voted by giving written notice of revocation to the Secretary of Avon, by delivering a proxy bearing a later date or by attending and voting in person at the Annual Meeting.

Will my vote be made public?

All proxies, ballots and voting materials that identify the votes of specific Shareholders will be kept permanently confidential, except as may be required by law, for all matters other than contested elections. All proxy cards and other voting materials will be returned by Shareholders to an independent vote tabulator, and the tabulation process and results of Shareholder votes will be inspected by independent inspectors of election.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the outstanding Shares will constitute a quorum, permitting the meeting to conduct its business.

How many votes are needed to approve a Proposal?

Under New York law, any corporate action taken at a shareholders’ meeting is based on the votes cast. “Votes cast” means the votes actually cast “for” or “against” a particular proposal, whether in person or by proxy. Therefore, abstentions and broker non-votes are not considered in determining whether a proposal is approved by Shareholders. Directors are elected by a plurality of the votes cast; approval of each other Proposal to be considered at the Annual Meeting requires the affirmative vote of a majority of the votes cast at the Annual Meeting.

What if I am a participant in the Avon Personal Savings Account Plan or the Avon-Mirabella/Lomalinda Employees Savings Plan?

We are also mailing this Proxy Statement and proxy card to participants in the Avon Personal Savings Account Plan and the Avon-Mirabella/Lomalinda Employees Savings Plan. The trustees of the Plans, as record holders of the Shares held in the Plans, will vote the Shares allocated to your account under the Plans in accordance with your instructions. Unless your proxy card is received by April 29, 2003 and unless you have specified your instructions, your Shares cannot be voted by the Trustees.

PROPOSAL 1—ELECTION OF DIRECTORS

Effective from and after the date of the 2003 Annual Meeting, the Board of Directors has fixed the number of directors at 11. The Board is divided into three classes as nearly equal in number as possible, as follows:

Four incumbent directors whose term expires in 2003 and who are nominated for the class of 2006 (“Class of 2006”); three incumbent directors in the class whose term expires in 2004 (“Class of 2004”); and four incumbent directors in the class whose term expires in 2005 (“Class of 2005”).

PROPOSAL 1:    The Board of Directors has nominated W. Don Cornwell, Stanley C. Gault, Andrea Jung and Paula Stern for election to the Class of 2006, each to serve for a three-year term to expire at the Annual Meeting in 2006.

All Shares duly voted will be voted for the election of directors as specified by the Shareholders. Unless otherwise specified, it is the intention of the persons named on the enclosed proxy card to vote FOR the election of W. Don Cornwell, Stanley C. Gault, Andrea Jung and Paula Stern to the Class of 2006. Each of the nominees has consented to serve as a director of the Company if elected. If at the time of the Annual Meeting any nominee is unable or declines to serve as a director, the discretionary authority provided in the enclosed proxy may be exercised to vote for a substitute candidate designated by the Board of Directors. We have no reason to believe that any of the nominees will be unable or decline to serve as a director.

You may withhold your votes from the entire slate of nominees by so indicating in the space provided on the enclosed proxy card or by following the instructions for voting by telephone or via the Internet. You may withhold your votes from any particular nominee by writing that nominee’s name in the space provided for that purpose on the enclosed proxy card or so indicating by telephone or via the Internet.

In voting for the election of directors, you are entitled to vote cumulatively. Each Shareholder is entitled to cast in each election the number of votes equal to the number of Shares held of record by the Shareholder, multiplied by the number of directors to be elected in the election. In the election of four directors to the Class of 2006, you will be entitled, under cumulative voting, to a total of four votes per Share held of record by you, and you may cast all of such votes in this election for a single nominee, or distribute them among any two or more nominees, as you see fit. You may (but need not) cumulate your votes in the election of directors for the Class of 2006 by indicating the distribution of your votes among the nominees in the space provided on the enclosed proxy card. If you wish to cumulate your votes, you must vote by using the proxy card; cumulative voting by telephone or via the Internet is not possible. If votes are not so distributed on the proxy card, the persons named as proxies may exercise the right to vote your Shares represented by such proxy cumulatively in the Class of 2006 election and may distribute the votes represented by such proxy among one or more of the nominees for the Class of 2006 listed below (or any substitute candidates) in any manner they see fit.

Set forth below is certain information furnished to the Company by each nominee and each director continuing in office after the Annual Meeting.

Your Board of Directors recommends that you vote FOR the election as directors of the nominees listed below.

Nominees for the Board of Directors for a Three-Year Term Expiring 2006

W. DON CORNWELL

Director since January 2002                  Age: 55

Mr. Cornwell is Chairman and Chief Executive Officer of Granite Broadcasting Corp., a group broadcasting company that owns and operates television stations across the U.S., which he founded in 1988. Previously, Mr. Cornwell was Chief Operating Officer for the Corporate Finance Department at Goldman, Sachs & Co. from 1980 to 1988 and Vice President of the Investment Banking Division of Goldman, Sachs from 1976 to 1980. Mr. Cornwell is a director of CVS, Inc. and Pfizer, Inc. He is also a director of the Wallace-Reader’s Digest Funds and serves as chairman of the Telecommunications Development Fund.

STANLEY C. GAULT

Director since 1985                  Age: 77

Mr. Gault was elected Chairman of the Board of Directors in a non-executive capacity, effective November 4, 1999 and served as Chairman until September 6, 2001. Mr. Gault was the Chairman of the Board of The Goodyear Tire & Rubber Company from June 1991 to June 1996, a manufacturer of tires, chemicals, polymers, plastic film and other rubber products. Mr. Gault was Chief Executive Officer of that Company from June 1991 to December 1995. Previously, he was Chairman of the Board and Chief Executive Officer of Rubbermaid Incorporated from May 1, 1980 to May 1, 1991. He also is a director of The Timken Company and Wal-Mart Stores, Inc. He is Chairman Emeritus of the Board of The College of Wooster and a director of the National Association of Manufacturers.

ANDREA JUNG

Director since 1998                  Age: 44

Ms. Jung was elected Chairman of the Board of Directors and Chief Executive Officer of the Company effective September 6, 2001, having previously served as Chief Executive Officer since November 4, 1999. Ms. Jung had been a member of the Board of Directors since January 5, 1998 and President from January 5, 1998 to January 2001 and Chief Operating Officer from July 1, 1998 to November 4, 1999. She had been elected an Executive Vice President of the Company in March 1997 concurrently continuing as President, Global Marketing, a position she held from July 1996 to the end of 1997. Ms. Jung joined the Company in January 1994 as President, Product Marketing for Avon U.S. Previously she was Executive Vice President for Neiman Marcus and a Senior Vice President for I. Magnin. Ms. Jung is a director of the General Electric Company. She is also a member of the Salomon Smith Barney International Advisory Board, a member of the Princeton University Board of Trustees, a member of the N.Y. Presbyterian Hospital Board of Trustees, Chairman of the Board of Directors of the Cosmetic, Toiletry and Fragrance Association (CTFA) and a director of Catalyst.

PAULA STERN, Ph.D

Director since 1997                  Age: 57

Dr. Stern is President of The Stern Group, Inc., an economic analysis and trade advisory firm established in 1988. She was Commissioner of the U.S. International Trade Commission from 1978 to 1986, and was its Chairwoman from 1984 to 1986. Dr. Stern is a director of The Neiman Marcus Group, Inc., Hasbro, Inc. and Avaya, Inc. She serves on the boards of a number of academic and international organizations.

Members of the Board of Directors Continuing in Office—Term Expiring 2005

BRENDA C. BARNES

Director since 1994                  Age: 49

Ms. Barnes was an Adjunct Professor at the Kellogg Graduate School of Management and Guest Lecturer at North Central College in 2002. Prior to 2002, Ms. Barnes served as interim President of Starwood Hotels from November 1999 through March 2000. Prior to 1998, she served as President and Chief Executive Officer of Pepsi-Cola North America. She is a director of Sears, Roebuck & Co., The New York Times Co., PepsiAmericas, Inc. and Staples, Inc. Ms. Barnes is also a director of Lucas Arts Entertainment Co. LLC and Lucas Digital LTD, and is Chair of the Board of Trustees for Augustana College.

FRED HASSAN

Director since 1999                  Age: 57

Mr. Hassan is the Chairman and Chief Executive Officer of Pharmacia Corporation, a research-based global pharmaceutical company. Prior to assuming this position in February 2001, Mr. Hassan had been President and Chief Executive Officer of Pharmacia since its creation in March 2000, and before that had been President and Chief Executive Officer of Pharmacia & Upjohn, Inc., a predecessor to Pharmacia, since May 1997. Mr. Hassan previously held senior positions with Wyeth (formerly American Home Products Corporation), including that of Executive Vice President and Board member. Mr. Hassan is a director of Pharmacia Corporation, CIGNA Corporation and Electronic Data Systems Corporation.

ANN S. MOORE

Director since 1993                  Age: 52

Mrs. Moore is Chairman and Chief Executive Officer of Time, Inc. Prior to assuming this position in July 2002, Mrs. Moore had been Executive Vice President of Time, Inc. since September 2001, where she had executive responsibilities for nine magazines including Time, The Parenting Group, People, InStyle, Teen People, People en Espanol and Real Simple. Mrs. Moore joined Time, Inc. in 1978 in Corporate Finance. Since then, she has held consumer marketing positions at Sports Illustrated, Fortune, Money and Discover, moving to general management of Sports Illustrated in 1983. She serves on the boards of a number of non-profit organizations.

LAWRENCE A. WEINBACH

Director since 1999                  Age: 63

Mr. Weinbach is Chairman of the Board, President and Chief Executive Officer of Unisys Corporation, a worldwide information services and technology company. He was elected to that position in September 1997. He previously was Managing Partner–Chief Executive of Andersen Worldwide, a global professional services organization from 1989 to 1997 and had held various senior executive positions with Andersen for a number of years prior thereto. Mr. Weinbach is a director of Unisys Corporation and UBS, AG.

Members of the Board of Directors Continuing in Office—Term Expiring 2004

EDWARD T. FOGARTY

Director since 1995                  Age: 66

Mr. Fogarty was the Chairman, President and Chief Executive Officer of Tambrands, Inc., a major global consumer products company, from September 1996 to July 1997. Prior to assuming that position, Mr. Fogarty was President and Chief Executive Officer of Tambrands from May 1994 to September 1996. Previously, he was President-USA/Canada/Puerto Rico for the Colgate–Palmolive Company from 1989 to 1994. From 1983 to 1989, he was President, Worldwide Consumer Products, at Corning Inc. Mr. Fogarty is a director of The Goodyear Tire & Rubber Company and UST, Inc.

SUSAN J. KROPF

Director since 1998                  Age: 54

Mrs. Kropf was elected President and Chief Operating Officer of the Company in January 2001, previously having been Executive Vice President and Chief Operating Officer, North America and Global Business Operations, since December 1999. She had been Executive Vice President and President, North America, since March 1997 and a member of the Board of Directors of the Company effective January 5, 1998. She had been appointed President of the Company’s New and Emerging Markets in July 1996. Mrs. Kropf joined the Company in 1970 and held various positions in manufacturing, marketing and product development. Mrs. Kropf is a director of MeadWestvaco Corporation, the Sherwin-Williams Company and the Wallace-Reader’s Digest Funds. She is also a director of the Fragrance Foundation.

MARIA ELENA LAGOMASINO

Director since 2000                  Age: 54

Ms. Lagomasino is Chairman and Chief Executive Officer of J.P. Morgan Private Bank, a subsidiary of J.P. Morgan Chase Bank. Prior to assuming this position in September 2001, Ms. Lagomasino was Managing Director at The Chase Manhattan Bank in charge of its Global Private Banking Group. Ms. Lagomasino had been with Chase Manhattan since 1983 in various positions in private banking. Prior to 1983 she was a Vice President at Citibank. She is a director of the Coca-Cola Company and a trustee of the Synergos Institute.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

The Company’s Board of Directors held eight meetings in 2002. The Board has the following regular committees: Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Finance and Strategic Planning Committee. No director attended less than 75% of the aggregate number of meetings of the Board and the Board Committees on which he or she served. In addition to participation at Board and Committee meetings, our directors discharge their duties throughout the year through communications with senior management regarding issues relating to the Company.

The Committee memberships listed below are effective as of November 8, 2002.

Audit Committee

Current Members	Mr. Weinbach (Chair), Ms. Barnes and Messrs. Cornwell and Hassan

Number of Meetings in 2002	Nine

Primary Responsibilities

The responsibilities of the Audit Committee are set forth in the Audit Committee Charter, which is attached as Appendix A to this Proxy Statement. This Charter was most recently revised on January 30, 2003. In addition, a separate report of the Audit Committee is set forth below.

Compensation Committee
Current Members	Mrs. Moore (Chair), Messrs. Fogarty and Gault and Ms. Lagomasino

Number of Meetings in 2002	Seven

Primary Responsibilities

The responsibilities of the Compensation Committee are set forth in the Compensation Committee Charter, which is attached as Appendix B to this Proxy Statement. This Charter was most recently revised on January 30, 2003. In addition, a separate report of the Compensation Committee is set forth below.

Nominating and Corporate Governance Committee
Current Members	Mr. Gault (Chair), Mr. Hassan, Ms. Lagomasino, Mrs. Moore and Dr. Stern

Number of Meetings in 2002	Four

Primary Responsibilities

The responsibilities of the Nominating and Corporate Governance Committee are set forth in the Nominating and Corporate Governance Committee Charter, which is attached as Appendix C to this Proxy Statement. This Charter was most recently revised on January 30, 2003.

Finance and Strategic Planning Committee
Current Members	Mr. Fogarty (Chair), Ms. Barnes, Mr. Cornwell and Dr. Stern

Number of Meetings in 2002	Six

Primary Responsibilities

The responsibilities of the Finance and Strategic Planning Committee are set forth in the Finance and Strategic Planning Committee Charter, which is attached as Appendix D to this Proxy Statement. This Charter was most recently revised on January 30, 2003.

Shareholder Nominations

The Nominating and Corporate Governance Committee of the Board of Directors does not solicit director nominations, but will consider recommendations from shareholders. Shareholders of record may submit nominations of candidates for election to the Board of Directors by following the procedures set forth in our By-laws. Information regarding the procedure for nominations by shareholders will be provided upon request to the Secretary of the Company.

Director Compensation

Directors who are officers or employees of the Company or any subsidiary of the Company receive no remuneration for services as a director. Each non-management director receives an Annual Retainer consisting of $30,000 plus an annual grant of shares of the Company’s Common Stock having a market value as of the date of grant of approximately $30,000, based on the average mean price of Common Stock as reported on the New York Stock Exchange for the preceding ten trading days. Such grants are made immediately after the Annual Meeting. All shares so granted to a non-management director are restricted as to transfer until he or she retires from the Board, but will immediately be entitled to regular dividends and the same voting rights as all other outstanding shares of Common Stock.

In addition to the Annual Retainer, each non-management director receives a fee of $1,000 for each special meeting of the Board of Directors and each committee meeting attended, and an annual retainer of $3,000 for acting as Chair of any committee of the Board. The Company has adopted a compensation plan for its non-management directors permitting them by individual election to defer all or a portion of their fees. The value of such deferred fees, depending upon elections made by such director, may increase or decrease proportionately with the price of the Common Stock or earn interest at a rate based on the prime rate.

Each non-management director receives an annual grant of options to purchase 4,000 shares of the Company’s Common Stock, at an exercise price based on the price of a share of Common Stock as reported on the New York Stock Exchange on the date of grant. Grants are made coincident with the annual grant of options to employees of the Company. Each grant of options will have a ten-year term as to exercise but the options covered by any one grant may not be exercisable until one year after the date of such grant.

In September 2001, the Board of Directors adopted a stock ownership guideline that non-management directors should own Common Stock of the Company having a value equal to or greater than five times the Annual Retainer for directors within five years or, in the case of new directors, within five years from the date of their election to the Board.

Director Independence

The Board of Directors assesses the independence of its members at least annually. As part of its assessment of the independence of the non-management directors, the Board determines whether or not any such director has a material relationship with Avon, either directly or indirectly as a partner, shareholder or officer of an organization that has a relationship with Avon. In making this determination, the Board broadly considers all relevant facts and circumstances, including (i) the nature of the relationship; (ii) the significance of the relationship to Avon, the other organization and the individual director; (iii) whether or not the relationship is solely a business relationship in the ordinary course of Avon’s and the other organization’s businesses and does not afford the director any special benefits; and (iv) any commercial, banking, consulting, legal, accounting, charitable and familial relationships; provided, that ownership of a significant amount of Avon stock is not, by itself, a bar to independence. In assessing the significance of the relationship to Avon and the other organization, the Board has determined that a relationship in the ordinary course of business involving the sale, purchase or leasing of goods or services will not be deemed material if the amounts involved, on an annual basis, represent less than one percent (1%) of Avon’s revenues and of the revenues of the other organization involved (or 1% of the assets of Avon and of the other organization, if the relationship involves borrowing or lending).

Maria Elena Lagomasino is Chairman and Chief Executive Officer of J.P. Morgan Private Bank, a subsidiary of J.P. Morgan Chase Bank, an investment banking firm that will perform services for the Company during the course of 2003, a substantial portion of which would be a continuation of the banking, risk management and administrative services regularly provided during 2002.

The Company, as is common for major global consumer products companies, regularly advertises through various media, including television and magazines. Some of these advertisements may appear from time to time on television stations owned by or associated with Granite Broadcasting Corp., of which Mr. Cornwell is Chairman and Chief Executive Officer, or in magazines owned by Time, Inc., of which Mrs. Moore is Chairman and Chief Executive Officer. In addition, during 2002 the Company offered subscriptions in its brochures for certain magazines of Time, Inc. and the resulting subscription sales funded credits that the Company received from Time, Inc. against the cost of future advertisements. In 2002, the aggregate cost of advertisements appearing on such television stations or in such magazines, and of the space used in the Company’s brochures for subscriptions to Time, Inc. magazines, was not material to Avon nor was the associated revenue material to either Granite Broadcasting Corp. or Time, Inc.

Based on the materiality standard described above, none of the relationships between the Company and Ms. Lagomasino, Mrs. Moore or Mr. Cornwell, respectively, was material during 2002 and the Board of Directors has concluded that each non-management director is independent of the Company.

OWNERSHIP OF SHARES

The following table sets forth certain information as of March 17, 2003 regarding the amount of Common Stock beneficially owned by each director and director nominee of Avon, each named executive officer (as defined in the introduction to the Summary Compensation Table), and all directors and executive officers of Avon as a group. The table also shows information for holders of more than five percent of the outstanding shares of Common Stock as of January 1, 2003, as set forth in recent filings with the Securities and Exchange Commission. All shares shown in the table reflect sole voting and investment power except as otherwise noted.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
FMR Corp. (1)	25,418,537	10.8%
Capital Research and Management Company (2)	20,494,200	8.7%
AXA Financial, Inc. and affiliated entities (3)	16,991,233	7.2%
Brenda C. Barnes (4) (5) (6)	41,927	*
Brian C. Connolly (7)	90,968	*
W. Don Cornwell (4) (5) (8)	4,741	*
Robert J. Corti (9)	181,240	*
Edward T. Fogarty (4) (5)	42,963	*
Stanley C. Gault (4) (5)	304,031	*
Fred Hassan (4) (5) (6)	28,299	*
Andrea Jung (8) (10)	770,459	*
Gilbert L. Klemann, II (11)	38,770	*
Susan J. Kropf (12)	382,236	*
Maria Elena Lagomasino (4) (5)	11,819	*
Ann S. Moore (4) (5) (6) (8)	36,871	*
Paula Stern (4) (5)	27,759	*
Lawrence A. Weinbach (4) (5)	18,799	*
All 17 directors and executive officers as a group (13)	2,254,159	*

*	Indicates less than 1% of the outstanding shares, inclusive of shares that may be acquired within 60 days of March 17, 2003 through the exercise of stock options.
(1)	Based on information in a Schedule 13G filed on or about February 14, 2003 with the Securities and Exchange Commission by FMR Corp. FMR Corp. had sole voting power with respect to 809,806 shares, shared voting power with respect to no shares, sole dispositive power with respect to 25,418,537 shares and shared dispositive power with respect to no shares. Most shares are held by its subsidiary, Fidelity Management & Research Company, which acts as investment advisor to various investment companies. One investment company, Fidelity Contrafund, owned 12,738,422 shares or 5.4% of the outstanding shares, which shares are included in the amount of shares beneficially owned by FMR Corp. in the table above. The address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.
(2)	Based on information in a Schedule 13G filed on or about February 10, 2003 with the Securities and Exchange Commission by Capital Research and Management Company. Capital Research and Management Company had sole voting power with respect to no shares, shared voting power with respect to no shares, sole dispositive power with respect to 20,494,200 shares and shared dispositive power with respect to no shares. The address of Capital Research and Management Company is 333 South Hope Street, Los Angeles, California 90071.
(3)	Based on information in a Schedule 13G filed on or about February 12, 2003 with the Securities and Exchange Commission by AXA Financial, Inc. and certain of its affiliated entities (collectively, “AXA”). AXA had sole voting power with respect to 10,108,331 shares, shared voting power with respect to 3,325,771 shares, sole dispositive power with respect to 16,855,587 shares and shared dispositive power with respect to 135,646 shares. Most shares are held by AXA’s subsidiary, Alliance Capital Management L.P. The address for AXA is 1290 Avenue of the Americas, New York, NY 10104.
(4)

Includes, for each indicated non-management director, restricted shares that have been granted as part of his or her Annual Retainer compensation, as follows: Ms. Barnes, 3,759 shares; Mr. Cornwell, 541 shares; Mr. Fogarty, 3,759 shares; Mr. Gault, 3,759 shares; Mr. Hassan, 2,299 shares; Ms. Lagomasino, 1,169 shares; Mrs. Moore, 3,759 shares; Dr. Stern, 3,759 shares; and Mr. Weinbach, 2,299 shares. Also includes additional restricted shares granted to certain non-management directors upon the discontinuance in 1997 of the Directors’ Retirement Plan, as follows: Ms. Barnes, 4,060 shares; Mr. Fogarty, 2,204 shares; Mr. Gault, 11,272 shares; and Mrs. Moore, 4,812 shares. For all such restricted shares, the director has sole voting but no investment power.

(5)	Includes, for each indicated non-management director, shares which he or she has the right to acquire within 60 days of March 17, 2003 through the exercise of stock options, as follows: Ms. Barnes, 24,000 shares; Mr. Cornwell, 4,000 shares; Mr. Fogarty, 24,000 shares; Mr. Gault, 216,000 shares; Mr. Hassan, 16,000 shares; Ms. Lagomasino, 10,000 shares; Mrs. Moore, 24,000 shares; Dr. Stern, 24,000 shares; and Mr. Weinbach, 16,000 shares.
(6)	Ms. Barnes shares voting and investment power with her spouse as to 10,108 of her shares. Mr. Hassan shares voting and investment power with his spouse as to 10,000 of his shares. Mrs. Moore shares voting and investment power with her spouse as to 4,100 of her shares.
(7)	Includes 7,000 shares as to which Mr. Connolly has sole voting but no investment power and 81,906 shares which Mr. Connolly has the right to acquire within 60 days of March 17, 2003 through the exercise of stock options.
(8)	Includes, with respect to Mr. Cornwell, 100 shares held in the name of a family member as to which he disclaims beneficial ownership. Includes, as to Ms. Jung, 5,200 shares held in the name of a family member as to which she disclaims beneficial ownership. Includes, as to Mrs. Moore, 200 shares held in the names of family members as to which she disclaims beneficial ownership.
(9)	Includes 10,000 shares as to which Mr. Corti has sole voting but no investment power, 147,522 shares which Mr. Corti has the right to acquire within 60 days of March 17, 2003 through the exercise of stock options and approximately 21,027 shares as to which Mr. Corti shares voting and investment power with his spouse.
(10)	Includes 136,700 shares as to which Ms. Jung has sole voting but no investment power and 580,643 shares which Ms. Jung has the right to acquire within 60 days of March 17, 2003 through the exercise of stock options.
(11)	Includes 3,000 shares as to which Mr. Klemann has sole voting but no investment power and 35,394 shares which Mr. Klemann has the right to acquire within 60 days of March 17, 2003 through the exercise of stock options.
(12)	Includes 40,000 shares as to which Mrs. Kropf has sole voting but no investment power and 281,709 shares which Mrs. Kropf has the right to acquire within 60 days of March 17, 2003 through the exercise of stock options.
(13)	Includes 5,500 shares as to which the directors and executive officers as a group disclaim beneficial ownership. Includes approximately 66,354 shares as to which beneficial ownership was shared with others and 1,719,292 shares which the directors and executive officers as a group have a right to acquire within 60 days of March 17, 2003 through the exercise of stock options.

Equity Compensation Plan Information

The following table provides information as of December 31, 2002 regarding the Company’s equity compensation plans.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders (1)	11,342,394	(2)	$41.15	(2)	9,274,550	(3)
Equity compensation plans not approved by security holders	0		NA		0
Total	11,342,394		$41.15		9,274,550

(1)	These plans are the Company’s 1993 Stock Incentive Plan and the Year 2000 Stock Incentive Plan. The stock options and restricted stock issued to the Company’s directors, pursuant to the terms of the Non-Employee Directors’ Compensation Plan, are issued under the Year 2000 Stock Incentive Plan. If the Executive Incentive Plan is approved by the Company’s shareholders (see Proposal 3), the stock awards that may be granted pursuant to that Plan would be issued under the Year 2000 Stock Incentive Plan.
(2)	Excludes stock appreciation rights (SARs) of which 36,131 were outstanding as of December 31, 2002.
(3)	8,905,886 shares remain available for issuance under the Company’s Year 2000 Stock Incentive Plan, which permits grants of stock options, shares of restricted stock, restricted stock units, performance and other stock units, and SARs. Although 368,664 shares remain available for issuance under the 1993 Stock Incentive Plan, no additional stock options or other stock awards will be granted under that Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers, directors and greater than 10% shareholders (“Reporting Persons”) to file certain reports (“Section 16 Reports”) with respect to beneficial ownership of the Company’s equity securities. Based solely on its review of the Section 16 Reports furnished to the Company by its Reporting Persons and, where applicable, any written representations by any of them that no Form 5 was required, all Section 16(a) filing requirements applicable to the Company’s Reporting Persons during and with respect to 2002 have been complied with on a timely basis.

EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT

The Compensation Committee is made up of non-management independent members of the Board of Directors whose names are listed at the end of this report. The Committee reviews compensation levels of the Chief Executive Officer (CEO) and elected officers (Executive Vice Presidents and Senior Vice Presidents) who are direct reports to the CEO and Chief Operating Officer (COO), evaluates the performance of the CEO, and approves the policies that govern the compensation programs of the Company’s senior management. This includes reviewing and recommending for approval by non-management directors of the Board specific overall compensation packages for the CEO and any other executive officer who is also a member of the Board.

Executive Compensation Guiding Principles

The Company’s executive compensation program is designed to attract, retain, motivate and reward the key talent responsible for the Company’s long-term success, to reward executives for achieving both financial and strategic Company goals and to support the Company’s overall business strategy. The guiding principles used in the design of the program are:

•	Total compensation levels must be competitive with the compensation practices of other leading beauty, direct selling and consumer products companies and commensurate with relative shareholder returns and financial performance.

•	Compensation philosophy is “pay-for-performance” such that individual compensation awards are tied to Company, operating business unit and individual performance.

•	Compensation programs must be designed to balance short-term and long-term financial and strategic objectives that build shareholder value and reward for team and overall Company performance.

•	Compensation programs should focus executives on key performance indicators (financial and strategic) that directly translate into increased long-term shareholder value.

Working with an independent compensation consulting firm, the Committee annually evaluates the compensation of key executives against general industry surveys plus a Compensation Peer Group consisting of 13 beauty and consumer goods companies to ensure that the total compensation program is competitive. For select positions, the Committee evaluates compensation against companies that better represent the market for the executive talent in specialty functions in which the Company competes. For the CEO, COO and Chief Financial Officer (CFO), a proxy analysis of the Compensation Peer Group is conducted to determine the competitiveness of their compensation packages. The total target compensation of executive officers is positioned at the median rate of the Compensation Peer Group, with a target close to the 75th percentile of the Peer Group for consistent top performers. The three components of total compensation include base salary, an annual bonus plan named the Management Incentive Plan and long-term incentive compensation.

Base Salary

The midpoints of salary ranges for executives are set at the median of the Compensation Peer Group companies. With the Company’s pay-for-performance philosophy, sustained exceptional performers receive salaries above the median of the peer group. Annual salary increases are based on individual performance, job responsibilities, competitive data of the Compensation Peer Group, and the Company’s overall salary budget guidelines. Base salaries of senior executives are reviewed annually by the Committee. In 2002, salaries for executives overall were slightly ahead of the median of the peer group for similar positions.

Management Incentive Plan

The Management Incentive Plan (MIP) provides incentive compensation aligned with the annual performance of the Company. Bonus payouts range from 0 to 200% of individual target awards, with individual targets set as a percentage of base salary by management level. Incentives under the MIP may be paid in cash, restricted stock or stock options. Incentives are payable based on the degree of attainment of pre-established performance measures set by the Compensation Committee at the beginning of each year.

For 2002, pre-established performance measures for the CEO and COO and other Global officers were based on the combination of the achievement of Global Net Sales and Earnings Per Share (EPS) objectives, expressed as a matrix, as well as certain key performance indicator (KPI) objectives. The performance measures for a number of other senior officers also included operating profit objectives and net sales for their business unit.

The chart below illustrates the weighting of performance objectives assigned to key executives in various categories. The term “GM” means “General Manager”.

	Global Net Sales and Global EPS	Local Net Sales and Local Operating Profit	KPIs
CEO and COO and Global Officers	70%	—	30%
Regional Executives	30%	40%	30%
GMs, Country MIP Participants	20%	50%	30%

For 2002, the matrix of Global financial results and performance of KPIs exceeded target after adjustments were made for the impact of the economic crisis in Argentina, resulting in an overall performance that was 150% of target for Global executives. Overall performance for the Regional Executives varied based on the attainment of regional goals with payouts ranging from 129.5% to 165.1% of target.

The Plan also pays a 15% premium on the calculated MIP awards for top performers (excluding the CEO, COO and CFO) to create a stronger link between pay and performance and to ensure that the Company is appropriately rewarding its top contributors.

Long-Term Incentive Compensation

In 2000, the Committee recommended, and the Board of Directors approved, the Avon Products, Inc. Year 2000 Stock Incentive Plan, which plan was approved at the Annual Meeting of Shareholders held May 4, 2000. Pursuant to such Plan, awards may be made in the form of non-qualified stock options, incentive stock options, stock appreciation rights, performance units, stock units, and shares of restricted stock.

The principal purpose of the Plan is to provide competitive incentive compensation to management of the Company that is linked to increases in shareholder value derived from appreciation in the Company’s stock price.

Under the Year 2000 Stock Incentive Plan, non-qualified stock options are granted annually for a term of ten years at 100% of the market price on the date of grant. Generally, a grant of options under the Year 2000 Stock Incentive Plan vests in equal one-third portions over three years, with the first third becoming exercisable on the first anniversary of the grant date.

In May 2002, the Committee approved a Transformation Long-Term Incentive Plan (TLTIP). This new plan was designed to provide additional long-term compensation to key executives driving the Company’s business transformation initiatives. Under the TLTIP, cash awards are payable at the end of a three-year period (February 2005), provided the Company has achieved certain financial objectives tied to the transformation objectives.

Senior Executive Pay-for-Performance Compensation Programs

As indicated above, the performance-based senior executive compensation system principally consists of the Management Incentive Plan (MIP) and long-term incentive plans, which are made up of the Year 2000 Stock Incentive Plan (paid mainly in stock options and restricted stock) and the TLTIP. The MIP performance objectives for the Company’s five highest paid executive officers are weighted according to the chart above under “Management Incentive Plan”. The Company has announced long-term growth objectives of double-digit sales growth in local currencies and double-digit EPS growth. Most securities analysts who follow the Company’s performance place a high degree of importance on the Company’s achievement of such objectives. The Committee believes that attainment of these objectives during 2002 substantially contributed towards maintaining the Company’s stock price in 2002 as illustrated by the Performance Graph on page 17 of this Proxy Statement.

Not only are the MIP awards strongly linked to the ongoing achievement of growth performance objectives but the value of stock options are wholly dependent upon stock price appreciation, appreciation that generally can be attained only by long-term growth in sales and EPS.

Accordingly, the Committee strongly believes that the Company’s overall incentive compensation system appropriately focuses the Company’s senior officers on maintaining the long-term success of the Company.

Determination of CEO Compensation

The Compensation Committee conducts a CEO Assessment each year whereby the Committee establishes performance objectives in December for the upcoming year, enabling the most senior-level goals to be shared throughout the organization. The attainment of these performance objectives is then evaluated at year-end. The corporate objectives set for 2002 included the achievement of the Company’s 2002 operating objectives; a commitment to business transformation; an increased focus on return on investment; continued improvement in customer service; growth in the Company’s beauty market share; and the strengthening of organizational leadership and corporate governance.

Ms. Jung’s salary was set at $1,100,000 per annum effective April 2002. Her annual incentive compensation bonus for 2002, which had an overall target performance percentage equal to 100% of base salary, was linked to the performance objectives described above under “Management Incentive Plan”. The Committee approved an award of 150% of her overall bonus target, resulting in an award to her of $1,613,014.

In March 2002, a stock option grant of 250,000 shares was awarded to Ms. Jung, which options are subject to and will vest according to the terms of the Year 2000 Stock Incentive Plan described above under “Long-Term Incentive Compensation”.

Executive Stock Ownership Guidelines

To further support the Company’s goal of achieving a strong link between shareholder and executive interests, the Company has adopted stock ownership guidelines for the Company’s most senior executives to underscore and encourage executive share ownership. Senior executives are required to own Company stock equal to one to five times their base salary and have five years to achieve that target. Unexercised stock options are not counted for purposes of meeting the ownership guidelines. Guidelines apply to select senior executives, with ownership targets increasing with the level of responsibility.

Limitations on the Deductibility of Compensation

Pursuant to Section 162(m) of the 1986 Internal Revenue Code, a portion of annual compensation payable to any of the Company’s five highest paid executive officers (apart from stock options) may not be deductible by the Company for federal income tax purposes to the extent such officer’s overall compensation exceeds $1 million. Non-deferred 2002 compensation payable to several executive officers during 2002 was in excess of $1 million. For 2002, the Committee retained the discretion of providing its executive officers with the opportunity of earning appropriate compensation notwithstanding that a portion thereof may not be eligible for a tax deduction under the current Internal Revenue Code.

The Committee is currently seeking shareholder approval (See Proposal 3) of an Executive Incentive Plan intended to comply with Section 162(m) of the 1986 Internal Revenue Code, which would allow the Company to deduct compensation expense for officers earning in excess of $1 million.

Members of the 2002 Compensation Committee

Ann S. Moore, Chair

Edward T. Fogarty

Stanley C. Gault

Maria Elena Lagomasino

Comparison of Five Year Cumulative Total Return(1)

Avon, S&P 500 Index, and Industry Composite(2)

Assumes $100 invested on December 31, 1997 in the Company’s Common Stock, the S&P 500 Index and the Industry Composite. The dollar amounts indicated in the graph above and in the chart below are as of December 31 or the last trading day in the year indicated.

	1997	1998	1999	2000	2001	2002
Avon	$100.0	$146.9	$111.7	$165.2	$163.2	$192.1
S&P 500	100.0	128.1	155.0	140.9	124.2	95.5
Industry Composite (2)	100.0	112.4	131.4	103.9	104.5	111.6

(1)	Total return assumes reinvestment of dividends at the closing price at the end of each quarter.
(2)	Industry Composite includes Alberto-Culver, Campbell Soup, Clorox, Colgate Palmolive, Dial, Dole Food, Estee Lauder, General Mills, Gillette, Heinz, Hershey Foods, Procter & Gamble, and Revlon.

TABLES AND PLANS

This section of the Proxy Statement discloses plan and non-plan compensation awarded or paid to, or earned by, the Company’s Chief Executive Officer and the four officers who were the other most highly compensated executive officers during 2002 (together, these persons are sometimes referred to as the “named executive officers”) in respect of the last three fiscal years.

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long-Term Compensation
Name and Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($) (3)	Restricted Stock Awards ($) (4)	Securities Underlying Options/ SARs (#)	Long-Term Incentive Payouts ($)	All Other Compensation ($) (5)
Andrea Jung (1). Chairman and Chief Executive Officer	2002 2001 2000	1,075,342 948,219 900,000	1,613,014 880,871 1,079,370	0 0 60,259	0 0 5,400,000	250,000 243,013 0	0 0 0	55,797 42,460 40,389

Susan J. Kropf President and Chief Operating Officer	2002 2001 2000	687,671 648,082 550,000	876,781 571,205 494,711	0 0 0	0 1,781,260 0	123,976 121,507 0	0 0 0	32,767 28,997 24,682

Robert J. Corti Executive Vice President and Chief Financial Officer	2002 2001 2000	462,671 404,288 376,107	512,646 301,821 315,745	0 0 0	0 431,200 0	52,101 41,009 0	0 0 0	26,188 18,106 16,855

Gilbert L. Klemann, II Senior Vice President, General Counsel and Secretary	2002 2001	418,836 400,000	505,744 252,950	0 0	0 285,750	33,278 36,452	0 0	15,239 112,082

Brian C. Connolly Senior Vice President & President, North America (2)	2002	410,000	467,138	0	262,550	35,972	0	21,240

(1)	Effective as of September 6, 2001, Ms. Jung was elected Chairman of the Board; she has been Chief Executive Officer since November 4, 1999.
(2)	Effective as of March 18, 2003, Mr. Connolly was promoted to Executive Vice President and President, North America.
(3)	This column includes the value of certain personal benefits when the value is greater than the lower of $50,000 or 10% of an executive’s salary and bonus for the year. Such threshold was not exceeded for any of the named executive officers in 2002.
(4)	The dollar amount shown equals the number of shares of restricted stock granted, multiplied by the stock price on the grant date. Dividends on these shares are paid at the same time as those on the Company’s unrestricted stock. Restricted stock awards vest in one or more installments over two to three years after the grant date. In the event of a change of control, all shares of restricted stock held by those executives would be cashed out. The following table shows aggregate holdings of restricted stock at December 31, 2002 for the named executive officers.

(Footnotes continued on next page)

	Holdings of Restricted Shares at 12/31/02
Name	Number of Restricted Shares Granted in Fiscal 2002	Total Number of Restricted Shares Held	Aggregate Market Value of Restricted Shares at 12/31/02 ($) (a)
Ms. Jung	0	136,700	7,364,029
Mrs. Kropf	0	40,000	2,154,800
Mr. Corti	0	10,000	538,700
Mr. Klemann	0	6,000	323,220
Mr. Connolly	5,000	9,000	484,830

(a)	“Market Value” is determined by reference to the per-share closing price on December 31, 2002 ($53.87).
(5)	The amounts in this column include the following: (i) Company matching contributions to the Employees’ Savings and Stock Ownership Plan—Ms. Jung, $9,000; Mrs. Kropf, $9,000; Mr. Corti, $9,000; Mr. Klemann, $9,000; and Mr. Connolly, $9,000; (ii) Company matching contributions to the Deferred Compensation Plan—Ms. Jung, $40,371; Mrs. Kropf, $20,980; Mr. Corti, $11,433; Mr. Klemann, $5,423; and Mr. Connolly, $9,439; (iii) above-market interest earned on investments in the Deferred Compensation Plan—Ms. Jung, $6,426; Mrs. Kropf, $2,787; Mr. Corti, $5,756; Mr. Klemann, $816; and Mr. Connolly, $2,801; and (iv) a one-time sign-on payment in 2001 to Mr. Klemann of $100,000.

Option Grants

This table presents information regarding options that may be exercised to purchase shares of the Company’s Common Stock.

Option Grants in Fiscal 2002

	Individual Grants
Name	Number of Securities Underlying Options Granted (#) (1)	% of Total Options Granted to Employees in Fiscal Year (2)	Exercise Price ($/Sh)	Expiration Date	Grant Date Present Value ($) (3)
Ms. Jung	250,000	8.7%	53.11	3/14/12	4,507,500
Mrs. Kropf	120,000	4.2%	53.11	3/14/12	2,163,600
	3,976	0.1%	48.82	1/31/12	74,510
Mr. Corti	50,000	1.7%	53.11	3/14/12	901,500
	2,101	0.1%	48.82	1/31/12	39,373
Mr. Klemann	33,278	1.2%	53.11	3/14/12	600,002
Mr. Connolly	34,110	1.2%	53.11	3/14/12	615,003
	1,862	0.1%	48.82	1/31/12	34,894

(1)	The indicated options have a term of 10 years and were granted pursuant to the Company’s Year 2000 Stock Incentive Plan. The options granted 3/14/02 vest in equal one-third portions over three years. The options granted 1/31/02 vest at the end of one year.
(2)	Based on 2,859,548 options granted in fiscal 2002.
(3)	To calculate the value of option grants in 2002, the Company used a valuation of 40% of the average of the high and low prices of the Company’s common stock on the date on which management recommended the proposed grants to the Compensation Committee of the Board of Directors. In 2002, this valuation equaled $18.03 per share for the 3/14/02 grants and $18.74 per share for the 1/31/02 grants. In establishing this valuation, the Company worked with a consultant and reviewed historic Black-Scholes valuations of options on the Company’s stock, measuring volatility and the other variables in the Black-Scholes model over multi-year periods, and concluded that a valuation of 40% was appropriate. The Company’s use of this valuation methodology should not be construed as an endorsement of its accuracy at valuing options. In the future, the Company may change its method for determining the valuation of its options. All stock option valuation models and methodologies require a prediction about the future movement of the stock price. The real value of options in this table depends on the actual performance of the Company’s stock during the applicable period and on the date of exercise.

Option Exercises and Values

This table presents information regarding options exercised for shares of the Company’s Common Stock during fiscal 2002 and the value of unexercised options held at December 31, 2002.

Aggregated Option Exercises In Fiscal 2002

And 2002 Fiscal Year-End Option Values

	Shares Acquired on Exercise (#)	Value Realized ($) (1)	Number of Securities Underlying Unexercised Options at FY-End (#)		Value of Unexercised In-the-Money Options at FY-End ($) (2)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Ms. Jung	114,900	2,483,362	416,305	442,308	6,663,675	2,556,101
Mrs. Kropf	66,268	2,560,201	197,231	204,980	3,544,702	1,086,567
Mr. Corti	32,000	888,000	110,085	79,440	2,052,170	377,772
Mr. Klemann	0	0	12,151	57,579	146,298	317,875
Mr. Connolly	0	0	58,042	57,857	1,023,263	300,014

(1)	Value Realized is calculated as follows: (Per Share Closing Sale Price on Date of Exercise – Per Share Exercise Price) x Number of Shares for which the Option was exercised.
(2)	Value of Unexercised, In-the-Money Options at 12/31/02 is calculated as follows: (Per Share Closing Sale Price on 12/31/02 – Per Share Exercise Price) x Number of Shares Subject to Unexercised Options. The per-share closing price on 12/31/02 was $53.87.

RETIREMENT, DEATH AND SEVERANCE BENEFITS

Four of the named executive officers accrue retirement benefits under a Supplemental Executive Retirement Plan (the “Supplemental Plan”) which is described below, namely Ms. Jung, Ms. Kropf, Mr. Corti and Mr. Connolly. Benefits under the Supplemental Plan are based on the average of a participant’s three highest years compensation during the ten years of service prior to retirement and the number of years of creditable service. Such compensation includes base salary and annual incentive bonuses. Benefits payable under the Supplemental Plan are reduced by benefits payable to the participant under the Company’s Personal Retirement Account Plan (the “Retirement Plan”). The following table shows the estimated annual retirement benefits for a life annuity under the Supplemental Plan (inclusive of benefits payable by the Retirement Plan) for participants retiring at age 65 whose average three-year compensation and years of service at retirement would be in the classification shown.

Estimated Annual Retirement Allowances at Age 65

Average of Three Highest Years’ Annual Compensation In Last Ten Years	Years of Creditable Service
	15	20	25	30	35
$ 500,000	150,000	200,000	250,000	275,000	300,000
600,000	180,000	240,000	300,000	330,000	360,000
700,000	210,000	280,000	350,000	385,000	420,000
800,000	240,000	320,000	400,000	440,000	480,000
900,000	270,000	360,000	450,000	495,000	540,000
1,000,000	300,000	400,000	500,000	550,000	600,000
1,100,000	330,000	440,000	550,000	605,000	660,000
1,200,000	360,000	480,000	600,000	660,000	720,000
1,300,000	390,000	520,000	650,000	715,000	780,000
1,400,000	420,000	560,000	700,000	770,000	840,000
1,500,000	450,000	600,000	750,000	825,000	900,000
1,600,000	480,000	640,000	800,000	880,000	960,000
1,700,000	510,000	680,000	850,000	935,000	1,020,000
1,800,000	540,000	720,000	900,000	990,000	1,080,000
1,900,000	570,000	760,000	950,000	1,045,000	1,140,000
2,000,000	600,000	800,000	1,000,000	1,100,000	1,200,000

As of December 31, 2002, Ms. Jung had an average three-year compensation of $1,794,578 and 9 years of creditable service; Mrs. Kropf had an average three-year compensation of $1,103,188 and 32 years of creditable service; Mr. Corti had an average three-year compensation of $689,695 and 26 years of creditable service and Mr. Connolly had an average three-year compensation of $560,587 and 24 years of creditable service. Mr. Klemann, who joined the Company on January 1, 2001, is not covered by the Supplemental Plan; instead Mr. Klemann accrues cash balance retirement benefits, which will not vest until 2006. As of December 31, 2002, the value of Mr. Klemann’s cash balance account was $73,048, which equated to an annual annuity, payable at age 65 for his lifetime, of $11,899.

CONTRACTS WITH EXECUTIVES

The Company has employment contracts (“Employment Contracts”) with four of the named executive officers, namely Ms. Jung, Mrs. Kropf, Mr. Corti and Mr. Klemann.

The Employment Contracts provide that if the executive’s employment is terminated without cause, the executive generally shall receive a payment equal to the sum of: (i) the present value of the executive’s base salary for a period equal to two years (Mrs. Kropf and Messrs. Corti and Klemann) or three years (Ms. Jung); (ii) continuation of benefits for two years (Mrs. Kropf and Messrs. Corti and Klemann) or three years (Ms. Jung); and (iii) a bonus payment in an amount equal to the executive’s target annual bonus for the year of termination plus a pro-rated portion of such bonus if such termination occurs after August 1 in any year.

The Employment Contracts also provide that upon the executive’s actual or constructive termination of employment in connection with the occurrence of certain change of control or potential change of control events (as defined in the Employment Contracts), the executive will receive payment of an amount equal to the sum of: (a) three years’ salary and bonus, (b) the present value of three years’ insurance and fringe benefits, and (c) the cash-out value of all then-outstanding stock options and restricted shares. Assuming an actual or potential change of control had occurred on January 1, 2003, with termination of the executives immediately thereafter, Ms. Jung would have received $8,139,042; Mrs. Kropf would have received $4,730,343; Mr. Corti would have received $2,962,938; and Mr. Klemann would have received $2,792,232; plus the amounts referred to in (b) and (c) above.

The Employment Contracts also provide for reimbursement by the Company of any excise taxes incurred under Section 4999 of the Internal Revenue Code by reason of a change of control, and of any income and excise taxes incurred in connection with such reimbursement.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is composed of four directors whom the Board of Directors has determined meet the independence and financial literacy and expertise standards of the New York Stock Exchange, the Sarbanes-Oxley Act of 2002 and the Securities and Exchange Commission. The Audit Committee has a written charter that has been approved by the Board of Directors and is attached as Appendix A to this Proxy Statement.

The basic function of the Audit Committee is oversight. The Company’s management is responsible for preparing the Company’s financial statements and its outside independent accountants are responsible for auditing those financial statements. Management, including its finance and internal audit staffs, is responsible for the fair presentation of the information set forth in such financial statements in conformity with generally accepted accounting principles, and for maintaining an effective internal control structure. The independent accountants’ responsibility is to provide their opinion, based on their audit, as to whether the financial statements fairly present, in all material respects, the financial position, results of operations and cash flows of the Company in conformity with generally accepted accounting principles and to design and perform their audit to provide reasonable assurance that the Company’s financial statements are free of material misstatements and omissions. It is not the duty of the Audit Committee, or of any of its members, to conduct separate auditing or accounting reviews or provide independent assurance of the Company’s compliance with applicable laws and regulations.

In the performance of its oversight function, the Committee has reviewed and discussed the audited financial statements with management and the independent accountants. The Committee has also discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees (which includes, among other items, matters related to the conduct of the audit of the Company’s financial statements), Statement of Auditing Standards No. 89, Audit Adjustments (which includes a discussion between the accountants and the Audit Committee about audit adjustments) and Statement on Auditing Standards No. 90, Audit Committee Communications (which includes the accountants’ judgments about the quality, not just the acceptability, of the Company’s accounting principles and estimates underlying the financial statements). In addition, the independent accountants also discussed with the Committee the Company’s critical accounting policies, alternative accounting treatments under generally accepted accounting principles, and other written communications between the independent accountants and the Company.

The Committee also has received the letter from the independent accountants required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees (which relates to the accountants’ independence from the Company and its related entities), has considered whether the provision of non-audit services by the independent accountants to the Company is compatible with maintaining the accountants’ independence and has discussed with the accountants the accountants’ independence, including any relationships that may impact their objectivity and independence.

In 2003, the Company amended its existing policy regarding the provision by the Company’s independent accountants of audit and non-audit services and the corresponding fees, and the procedures for approval of such services and fees, to: (i) strictly disallow any service that would be a prohibited service; (ii) allow audit, audit-related and tax services only if the particular type of service is on the list of types of services that have been pre-approved by the Audit Committee, specific procedures are followed to ensure appropriate management assessment of such service, the proposed fee is within the overall limit set by the Audit Committee for that category of service, and the Audit Committee is informed on a timely basis of each such service; and (iii) allow other services not within any of the foregoing categories only if each such service and the corresponding fee is approved in advance by the Audit Committee or by one or more members of the Audit Committee.

Based upon the review and discussions described in this report, the Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission.

Members of the 2002 Audit Committee

Lawrence A. Weinbach, Chair

Brenda C. Barnes

W. Don Cornwell

Fred Hassan

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

Unless otherwise directed by the Shareholders, proxies will be voted for ratification of the appointment by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP, Certified Public Accountants, as independent accountants for the year 2003. PricewaterhouseCoopers LLP began auditing the accounts of the Company in 1989. If the appointment of PricewaterhouseCoopers LLP is not ratified by the Shareholders, the Audit Committee will reconsider its appointment. A member of the firm will be present at the Annual Meeting to answer appropriate questions and to make a statement if he or she desires.

In 2003, the Company amended its existing policy regarding the provision by the Company’s independent accountants of audit and non-audit services and the corresponding fees, and the procedures for approval of such services and fees, to: (i) strictly disallow any service that would be a prohibited service; (ii) allow audit, audit-related and tax services only if the particular type of service is on the list of types of services that have been pre-approved by the Audit Committee, specific procedures are followed to ensure appropriate management assessment of such service, the proposed fee is within the overall limit set by the Audit Committee for that category of service, and the Audit Committee is informed on a timely basis of each such service; and (iii) allow other services not within any of the foregoing categories only if each such service and the corresponding fee is approved in advance by the Audit Committee or by one or more members of the Audit Committee.

The Company has chosen to comply one year earlier than is required by the regulations of the Securities and Exchange Commission with the new disclosure requirements concerning the fees for services rendered by PricewaterhouseCoopers LLP. Such fee information is set forth below.

Audit Fees

The aggregate fees, including out-of-pocket expenses, for audit services rendered by PricewaterhouseCoopers LLP, including but not limited to the audit of the Company’s annual financial statements for the fiscal years ended December 31, 2002 and December 31, 2001, and the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for those fiscal years, were approximately $4.1 million and $3.8 million, respectively.

Audit-Related Fees

The aggregate fees, including out-of-pocket expenses, for audit-related services rendered by PricewaterhouseCoopers LLP during the fiscal years 2002 and 2001 were approximately $.09 million and $.1 million, respectively. The audit-related services provided by PricewaterhouseCoopers LLP during those years included such services as audits of international pension plans, audits of third-party royalty payments, comfort letters, accounting advice on proposed transactions, and review of correspondence with the Securities and Exchange Commission.

Tax Fees

The aggregate fees, including out-of-pocket expenses, for tax services rendered by PricewaterhouseCoopers LLP during the fiscal years 2002 and 2001 were approximately $1.4 million and $2.7 million, respectively. The tax services provided by PricewaterhouseCoopers during those years included such services as domestic and international tax planning, tax compliance, tax advice, and expatriate tax services.

Other Fees

The aggregate fees, including out-of-pocket expenses, for other services, not included in any of the foregoing categories, rendered by PricewaterhouseCoopers LLP during the fiscal years 2002 and 2001 were approximately $.04 million and $3.5 million, respectively. Of the approximately $3.5 million fees for other services during 2001, approximately $3.3 million represented human resource benefits-related services

(outsourced human resources benefits call center, communications and administration) provided by Unifi, a former unit of PricewaterhouseCoopers LLP, of which $1.7 million was paid by unconsolidated entities such as Avon’s Retirement Plan trust and 401(k) Savings Plan. Effective December 31, 2001, PricewaterhouseCoopers LLP sold Unifi to a third party unrelated to PricewaterhouseCoopers LLP or to the Company. The Company selected a new provider of human resources benefits-related services and moved such work to the new provider during 2002. The remaining other services provided by PricewaterhouseCoopers during 2002 and 2001 included such services as advice regarding the establishment of a new manufacturing facility, salary surveys and other labor market research, “green dot” certification of certain international locations, advice on the accounting treatment and documentation of certain corporate activities, and various consulting services in connection with Avon’s entries into new markets.

Your Board of Directors recommends that you vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as independent accountants for the year 2003.

PROPOSAL 3—ADOPTION OF EXECUTIVE INCENTIVE PLAN

Overview and Purpose

The Board of Directors adopted the Avon Products, Inc. Executive Incentive Plan (the “Plan”) on January 30, 2003. The Plan is intended to provide incentives to certain executives to attain the goals of the Company and to provide those executives with incentive compensation based on the performance of the Company. The Plan is also designed to align those executives’ incentive compensation with shareholder value.

The Plan has been designed to meet the performance-based exception to the $1 million limitation of deductible executive compensation under Section 162(m) of the U.S. Internal Revenue Code (“Code”). The Board of Directors has determined that it is in the best interest of the Company and its shareholders to seek shareholder approval of the Plan in view of the tax provisions contained in Section 162(m) of the Code. To qualify for the performance-based exception to Section 162(m), the specific terms of the performance-based compensation awarded to the executives must be disclosed to and approved by the shareholders of the Company. Your approval of the Plan is sought in order that awards granted under the Plan would not count towards the $1 million deductible compensation limit under Section 162(m). A copy of the Plan is attached as Appendix E to this Proxy Statement.

How the Plan Works

The Compensation Committee of the Board of Directors (the “Committee”) administers the Plan. The Committee is made up entirely of non-management, outside, independent Directors and determines the recipients and amount of awards under the Plan. The Compensation Committee also has the authority to interpret the Plan and make all determinations under the Plan.

The Chief Executive Officer of the Company and each other employee of the Company who is considered a “Section 16 Officer” for purposes of the Securities Exchange Act of 1934, as amended, whom the Committee selects for participation, is eligible to participate under the Plan. Eight employees are currently eligible for participation under the Plan.

All payments under the Plan are based on attainment of certain performance measures established by the Committee. If the compensation is intended to be exempt from the $1 million limitation under Code Section 162, the performance measures will be established within the first 90 days of the period to which they relate. The performance measures are one or more of the following objective criteria, expressed on the basis of the Company and its affiliates as a whole, on a consolidated basis, or on the basis of an operating business unit or other geographically based business unit, and which can be expressed either in terms of an established target or in terms of positive or negative change from a specified level: attainment by a share of common stock of the Company of a specified fair market value for a specified period of time; earnings per share; return to stockholders (including dividends); return on equity; revenues; sales; sales by category or brand; sales representative growth; unit growth; customer growth; sales representative productivity; EBITDA; operating income; net income; gross margin; operating margin; return on capital or return on invested capital; economic value added; cash flows; cash flow from operations; market share; inventory levels; inventory days outstanding; order fill rate; perfect order rate; size of line in total or by segment (e.g., product category such as Beauty, Beauty Plus, Beyond Beauty, Health and Wellness) and type (active, inactive, new); consumer and strategic investments consisting of advertising, brochures, samples, Sales Leadership Program, research and development, new business start-up expenses and internet-related investments; supply chain costs; cost reduction goals; or any combination of the foregoing. The amount of any bonus award under the Plan is subject to reduction based on the judgment of the Committee from time to time. Benefits and amounts available under the Plan are not yet determinable.

There are two types of bonus awards under the Plan: an annual bonus covering each fiscal year of the Company and a performance period bonus covering a period of at least two fiscal years of the Company. Under the performance period bonus portion of the Plan, the Committee establishes the applicable length of the performance period within the first 90 days of the performance period. Only one performance period may end during each fiscal year of the Company. The annual bonus portion of the Plan and the performance period portion of the Plan may run concurrently.

The maximum payment that can be made to any one participant under the annual bonus portion of the Plan is $7,500,000, which maximum has been established by the Board by taking into account expected increases in compensation and inflation over the five-year term of the Plan. The maximum payment that may be made to a participant for each performance period established by the Committee may not exceed $7,500,000, which maximum has been established by the Board, taking into account the same factors.

After expiration of a fiscal year or performance period, as applicable, the Committee will certify if the performance measures have been attained and, if so, each participant who is employed by the Company on the last day of the applicable period will be entitled to a payment under the Plan in a predetermined amount, as established by the Committee. In determining if the performance measures have been attained, the Committee is required to disregard the effect of discontinued operations, categories or segments; acquisitions and mergers; divestitures; the cumulative effect of changes in accounting rules and methods; material impairment or disposal losses as defined by FAS 144; restructuring costs in excess of operating budget consisting of organization realignment, facility closures, and system replacements; pension expense or contribution in excess of operating budget; business losses from economic, political and legal changes which impact the operations of the Company’s business consisting of war, insurrection, riot, terrorism, confiscation, expropriation, nationalization, deprivation, seizure, changes affecting the legality of direct selling, independent contractor designation, company charter, business interruption and catastrophic losses not reimbursed by insurance policies, and regulatory requirements; retained and uninsured losses from natural catastrophe (including earthquake, earth movement, flood, and windstorm that cause loss or damage to Company assets or business interruption loss due to the Company’s inability or reduced ability to conduct business) as referenced in Avon’s Property Insurance Program; extraordinary items as defined by APB 30 and FAS 144; and currency fluctuations. In addition, participants who are involuntarily terminated by the Company without cause (as defined in the Plan) on or after August 1st of the fiscal year, with respect to the annual bonus portion of the Plan, or after the expiration of at least one-half of the applicable performance period, with respect to the performance period bonus portion of the Plan, or who during the fiscal year or performance period, as applicable, died or became disabled, are entitled to a pro-rated bonus for the applicable period.

Payment will be made in cash or in shares of restricted stock or phantom stock issued pursuant to the Company’s Year 2000 Stock Incentive Plan, or successor plan, as the Committee may from time to time determine.

The Committee may at any time amend, suspend, discontinue or terminate the Plan; provided, however, that no such amendment, suspension, discontinuance or termination shall adversely affect the rights of any participant to any annual bonus with respect to any fiscal year that has then ended or to any performance period bonus with respect to any performance period that has then ended.

Federal Income Tax Consequences of the Plan

If the Company complies with the performance-based exception to the $1 million limitation on deductible executive compensation, payments under the Plan will be deductible by the Company for federal income tax purposes as follows: Cash payments to participants under the Plan will generally be taxable to the employee as ordinary income in the year payment is made to the employee. Payments made in shares of restricted stock will generally not be taxable to the executive nor deductible by the Company until any substantial forfeiture restrictions on such shares lapse. If there are no substantial forfeiture restrictions on such shares, then the value of such shares will be taxable to the executive upon receipt and deductible by the Company at that time. Payment in the form of phantom shares will be taxable to the executive at such time as the phantom shares are paid in cash, stock or other property or, if earlier, when the executive has the right to receive payment, whether or not payment is made. The Company will be entitled to deduct the value of the phantom stock at the same time as the executive recognizes income.

Your Board of Directors recommends that you vote FOR the adoption of the Executive Incentive Plan.

PROPOSAL 4—RESOLUTION FOR ELIMINATION OF CLASSIFIED BOARD

The Company is informed that Walden Asset Management, whose address and share ownership will be furnished promptly upon receipt of any oral or written request therefor, intends to introduce at the Annual Meeting the following resolution:

“RESOLVED: That the stockholders request that the Board of Directors take the steps necessary to declassify the election of Directors by insuring that in future Board elections directors are elected annually and not by classes as is now provided. The declassification shall be phased in so that it does not affect the unexpired terms of Directors previously elected.”

The proponent has furnished the following statement in support of the resolution:

“This resolution requests the Board end the present staggered board system and instead insure that all Directors are elected annually. Presently our company has 3 classes of Directors,  1/3 elected each year and each Director serves a 3-year term.

However, we believe shareholders should have the opportunity to vote on the performance of the entire Board each year.

Increasingly, institutional investors are calling for the end of this system, believing it makes a Board less accountable to shareholders when directors do not stand for annual election.

Significant institutional investors such as California’s Public Employees Retirement System, New York City pension funds, New York State pension funds and many others support this position. As a result shareholder resolutions to end this staggered system of voting have received increasingly large votes, averaging over 60% in 2002. Numerous companies have demonstrated leadership by changing this practice.

We do not believe this reform would destabilize our Company or affect the continuity of Director service, in any way. Our Directors, like the directors of the overwhelming majority of other public companies, are routinely elected with strong overall shareholder approval.

We strongly believe that our company’s financial performance is linked to its corporate governance policies and procedures and the level of management accountability they impose.

Therefore, as shareholders concerned about the value of our investment, we’re concerned about our Company’s current system of electing only one-third of the board of directors each year. We believe this staggering of director terms prevents shareholders from annually registering their views on the performance of the board collectively and each director individually.

A recent study found that firms with the strongest shareholder rights significantly outperform companies with weaker shareholder rights. A 2001 study of 1,500 firms conducted by researchers at Harvard University and the University of Pennsylvania’s Wharton School found a significant positive relationship between greater shareholder rights, including annual election of Directors as measured by a governance index, and both firm valuation and performance from 1990 to 1999.

In addition we believe the Board should be accountable for our company’s record on social and environmental issues at each shareowner’s meeting which also necessitates an annual election of Directors.

Most alarming, a staggered board can help insulate directors and senior executives from the consequences of poor financial performance by denying shareholders the opportunity to challenge an entire Board which is pursuing failed policies, or not allowing for members of an Audit Committee to be held annually accountable for their performance.

Please vote for this important governance reform or your vote will be automatically cast against it by Management.”

Board of Directors Statement on Proposal 4

Our shareholders approved our classified Board in 1986 by a substantial majority. The Board continues to believe that the present system of electing one-third of the Board each year offers important advantages to our shareholders, is in the best interests of the Company and should not be changed.

Our classified Board assures that a majority of directors at any time will have the prior experience and in-depth knowledge to oversee the Company’s complex, multinational business, with two classes of directors always having served for one or more years. Thus, we believe that our classified Board structure provides significant advantages to the Company’s long-term investors by assuring that the Board is able to implement a long-term strategy. The three-year term of office also insulates directors against pressure from special interest groups who might have an agenda contrary to the long-term interests of all shareholders. In addition, the Board believes that a director’s contributions are best measured over several years versus the short-run evaluation implicit in annual elections. A majority of Fortune 500 companies maintain classified boards.

The Company’s charter provides for cumulative voting which, when coupled with an annual election of directors, would substantially multiply the ability of a shareholder with short-term objectives to elect a member or members of the Board. Because a classified board can make it more difficult for third parties with short-term objectives to seize control of the Company in a single proxy contest, the classified board system provides the leverage needed under coercive conditions to negotiate terms that will maximize the value of the Company for all shareholders.

The Board is committed to corporate accountability and does not accept the proponent’s suggestion that the Board is insulated from responsibility. All directors are required to uphold their fiduciary duties to the Company and its shareholders and the same standards apply to directors regardless of their term of office. A classified board permits shareholders to annually change one-third of the directors and thereby substantially change the Board’s composition and character. Corporate accountability depends on the selection of responsible and experienced individuals, not on whether they serve terms of one year or three. The Board has in place governance guidelines that enhance corporate accountability, such as assuring that the Board is composed of a majority of non-management directors and that only non-management directors are members of its committees.

Finally, shareholders should note that the adoption of this proposal would not, without further action, declassify the Board. This proposal is merely a request that the Board take the necessary steps to put it into effect. Under the Company’s charter and the laws of its jurisdiction of incorporation, declassification of the Board of Directors would require that the Board decide to declassify the Board and adopt a proposed amendment to the Company’s charter. Thereafter, at least 80% of the voting power of the Company’s outstanding stock would need to approve the proposed amendment.

Your Board of Directors recommends that you vote AGAINST Proposal 4.

PROPOSAL 5—RESOLUTION REQUESTING EXPENSING OF STOCK OPTIONS

The Company is informed that the Trust for the International Brotherhood of Electrical Workers’ Pension Benefit Fund, whose address and share ownership will be furnished promptly upon receipt of any oral or written request therefor, intends to introduce at the Annual Meeting the following resolution:

“Resolved, that the shareholders of Avon Corporation (sic) (“Company”) hereby request that the Company’s Board of Directors establish a policy of expensing in the Company’s annual income statement the costs of all future stock options issued by the Company.”

The proponent has furnished the following statement in support of the resolution:

“Current accounting rules give companies the choice of reporting stock option expenses annually in the company income statement or as a footnote in the annual report (See: Financial Accounting Standards Board Statement 123). Most companies, including ours, report the cost of stock options as a footnote in the annual report, rather than include the option costs in determining operating income. We believe that expensing stock options would more accurately reflect a company’s operational earnings.

Stock options are an important component of our Company’s executive compensation program. Options have replaced salary and bonuses as the most significant element of executive pay packages at numerous companies.

A recent report issued by Standard & Poor’s indicated that the expensing of stock option grant costs would have lowered operational earnings at companies by as much as 10%. ‘The failure to expense stock option grants has introduced a significant distortion in reported earnings,’ stated Federal Reserve Board Chairman Alan Greenspan. ‘Reporting stock options as expenses is a sensible and positive step toward a clearer and more precise accounting of a company’s worth.’ Globe and Mail, ‘Expensing Options Is a Bandwagon Worth Joining,’ Aug. 16, 2002.

Warren Buffett wrote in a New York Times Op-Ed piece on July 24, 2002:

‘There is a crisis of confidence today about corporate earnings reports and the credibility of chief executives. And it’s justified.

For many years, I’ve had little confidence in the earnings numbers reported by most corporations. I’m not talking about Enron and WorldCom — examples of outright crookedness. Rather, I am referring to the legal, but improper, accounting methods used by chief executives to inflate reported earnings . . .

Options are a huge cost for many corporations and a huge benefit to executives. No wonder, then, that they have fought ferociously to avoid making a charge against their earnings. Without blushing, almost all C.E.O.’s have told their shareholders that options are cost-free . . .

When a company gives something of value to its employees in return for their services, it is clearly a compensation expense. And if expenses don’t belong in the earnings statement, where in the world do they belong?’”

Board of Directors Statement on Proposal 5

The issue of expensing employee stock options in a company’s income statement is the subject of considerable current debate. The Financial Accounting Standards Board is studying the issue and the debate may be settled in the relatively near future. The Board of Directors believes that it would not be appropriate to begin expensing stock options until there is more clarity on the issue. In the interim, the Board recognizes that there should be accurate data available regarding the Company’s stock option program and information is provided in the Company’s financial statement footnotes for this purpose. We also believe that investors need financial statements that permit comparisons among companies in the same business and feel it would be premature to change our accounting until this issue is resolved. The Company would be placed at a significant competitive disadvantage if it were to begin recognizing stock option expense in its income statement at a time when most of the Company’s primary competitors do not recognize expense for stock options in their income statements. A decision by the Company at this time to expense stock options would disadvantage our shareholders by making it more difficult for investors to compare the Company’s performance with our competitors.

Accounting rules currently require that companies account for stock options using the intrinsic value method, which generally results in recording no expense for stock options, or the fair value method, which generally results in income recognition. If the intrinsic value is used, the fair value method must be disclosed in the financial statement footnotes.

As is the case with most public companies, we use the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees.” The “intrinsic value” of the option is the amount by which the quoted market price of the stock exceeds the exercise price of the option on the date of grant. Our employee stock option awards typically have zero intrinsic value on the date of grant as the option exercise price is equal to the market price of the stock on the date of grant. In addition, our employee stock options are subject to vesting and cannot be exercised until required periods of employment are satisfied after grant. The Board therefore believes that the “intrinsic value” method provides the most accurate report.

The fair value method, prescribed by Financial Accounting Standards Board Statement No. 123, “Accounting for Stock Compensation” (“SFAS 123”), calculates compensation expense based on the fair value of the option at the date of grant. “Fair value” is determined using an option pricing model that takes into account many factors to estimate value, such as interest rates and estimated stock volatility, dividend yield and life of the option. There is, however, no uniform methodology mandated for computing fair value, and the provisions of SFAS 123 relating to fair value calculation are subject to wide interpretation which can have a material impact on the calculation of expense. Even those companies that have decided to expense stock options do not have uniformity in the method they use for valuing stock options. Some valuation professionals believe that the current option pricing models often used do not adequately measure the value of employee stock options. These professionals note, for example, that the Black-Scholes method that is frequently used was designed for tradable and short-term options, whereas employee stock options are not marketable and usually not exercisable for a period of time. The additional study by the Financial Accounting Standards Board could provide more information on appropriate ranges for the assumptions to be used in calculating “fair value”.

The Company does fully disclose the effect of the “fair value” method in the footnotes to its financial statements in accordance with SFAS 123. Investors therefore have the information to evaluate the estimated value for stock option expense under the “fair value” method.

The Board agrees that the Company must have accurate and transparent financial statements. The Board believes, however, that the best way to accomplish this objective at this time is to retain the current accounting policy with respect to stock options and await consensus and clarity on the issue of expensing stock options.

Your Board of Directors recommends that you vote AGAINST Proposal 5

PROPOSAL 6—RESOLUTION REQUESTING INDEXED STOCK OPTIONS

The Company is informed that the Massachusetts Laborers’ Pension Fund, whose address and share ownership will be furnished promptly upon receipt of any oral or written request therefor, intends to introduce at the Annual Meeting the following resolution:

“Resolved, that the shareholders of Avon Products, Inc. (the ‘Company’) request that the Board of Directors adopt an executive compensation policy that all future stock option grants to senior executives shall be performance-based. For the purposes of this resolution, a stock option is performance-based if the option exercise price is indexed or linked to an industry peer group stock performance index so that the options have value only to the extent that the Company’s stock price performance exceeds the peer group performance level.”

The proponent has furnished the following statement in support of the resolution:

“As long-term shareholders of the Company, we support executive compensation policies and practices that provide challenging performance objectives and serve to motivate executives to achieve long-term corporate value maximization goals. We believe that stock option grants can and do often provide levels of compensation well beyond those merited. Further, we believe that stock option grants without specific performance-based targets often reward executives for stock price increases due solely to a general stock market rise, rather than to extraordinary company performance.

The resolution advocates performance-based stock options. It defines performance-based stock options as indexed options whose exercise price moves with an appropriate peer group index composed of a company’s primary competitors. It should be noted that there are other forms of indexed options that use other types of market indices. The resolution requests that the Company’s Board ensure that future Company stock option plans link the options exercise price to an industry performance index associated with a peer group of companies selected by the Board, such as those companies used in the Company’s proxy statement to compare 5 year stock price performance.

Implementing an indexed stock option plan would mean that our Company’s participating executives would receive payouts only if the Company’s stock price performance was better then that of the peer group average. By tying the exercise price to a market index, indexed options reward participating executives for outperforming the competition. Indexed options would have value when our Company’s stock price rises in excess of its peer group average or declines less than its peer group average stock price decline. By downwardly adjusting the exercise price of the option during a downturn in the industry, indexed options remove pressure to reprice stock options. In our opinion, superior performance would be rewarded.

At present, stock options granted by the Company are not indexed to peer group performance standards. As long-term owners, we feel strongly that our Company would benefit from the implementation of a stock option program that rewarded superior long-term corporate performance. We urge your support for this important governance reform.”

Board of Directors Statement on Proposal 6

The policy requested by this proposal would restrict the ability of the Compensation Committee of the Board of Directors to determine the form of stock option grants to be made to senior executives. It would require that the value of stock options be linked to industry performance rather than solely to the performance of the Company. The Board does not believe that this proposal is in the best interests of the Company or its shareholders.

The Compensation Committee, made up entirely of independent directors, establishes the policies for senior executive compensation. As noted in the Compensation Committee Report in this Proxy Statement, the Compensation Committee evaluates a number of factors in setting executive compensation and determining stock option grants, including executive compensation levels at competitor companies. Our competitors, like the vast majority of companies, do not grant indexed options. The Company would thus be placed at a competitive disadvantage in attracting executive talent if it is restricted in granting stock options that are not customary.

The Compensation Committee recognizes that there may be circumstances in which the imposition of additional performance criteria may be beneficial. The Board believes, however, that mandating that all stock options must be granted as indexed options is inappropriate. The Compensation Committee must retain flexibility in choosing incentives that balance the variety of goals that we seek to pursue through our compensation arrangements. If the requested policy were to be put in place, the resulting loss of flexibility and competitiveness would diminish the ability of the Compensation Committee to structure the balanced but competitive compensation program that is necessary to hire and retain superior executive talent.

The Board also does not agree with the implicit assumption in the proposal that the market value of “peer group” companies will fluctuate based on their operating performance. The share prices of individual “peer group” companies can be affected by factors such as takeover and merger activity, foreign currency exchange risk, and many other factors. We do not believe that simply contrasting the Company’s market performance with a handful of competitors or other companies would achieve the base-line that the proponent seeks. We also do not believe that indexing options in this manner predictably rewards performance. For example, an executive may be doing an extraordinary job in the face of unique business challenges but still not succeed in lifting the company’s share price above an industry average. Under an indexed option plan, such extraordinary performance would not be rewarded.

The Company’s Year 2000 Stock Incentive Plan, approved by shareholders, requires that the exercise price of stock options be not less than the market price of the Company’s stock on the date of grant. The proposal would result in a violation of this provision if indexing causes the exercise price to fall below the market value of the Company’s stock on the date the option was granted. Moreover, the selection of performance criteria can affect whether performance-based compensation qualifies for a tax deduction under shareholder-approved performance criteria for purposes of Section 162(m) of the Internal Revenue Code. Under the Company’s shareholder-approved Year 2000 Stock Incentive Plan, the type of options advocated by the proposal may not be tax deductible by the Company.

The Company’s stock option program has been operated in a prudent manner and has not been excessive. It is important in aligning the interests of senior executives with those of the shareholders and in attracting and retaining not only senior executives but other key employees as well. In 2002, approximately 20% of stock options were granted to executive officers and the remainder to other employees.

The Board does not support the proposal’s exclusive and mandatory requirement that all stock options be granted as indexed options. The Board believes that the Compensation Committee should retain the flexibility to structure individual option awards so as to best meet the Company’s broad corporate objectives in the best interest of our shareholders.

Your Board of Directors recommends that you vote AGAINST Proposal 6

PROPOSAL 7—RESOLUTION REQUESTING REPORT ON PARABENS

The Company is informed that Domini Social Investments LLC, whose address and share ownership will be furnished promptly upon receipt of any oral or written request therefor, together with another shareholder co-proponent, whose name, address and share ownership will be furnished promptly upon receipt of any oral or written request therefor, intend to introduce at the Annual Meeting the following resolution:

“WHEREAS:

According to Avon Products’ website, 82 products, including Auto Focus Light Adjusting Foundation, Beyond Color Illuminating Radiance Vitamin C Foundation, Beyond Color Vertical Lift Foundation, Perfect Wear Total Coverage Concealer, Clear Finish Great Complexion Pressed Powder contain parabens.

Parabens are preservatives that have been identified as estrogenic and disruptive of normal hormone functions.1 Estrogenic substances are chemicals foreign to the body that mimic the function of the naturally occurring hormone, estrogen.2 Estrogen has been shown to control the growth of breast cells,3 and exposure to external estrogens has been shown to increase the risk of breast cancer.4

According to a report by the National Research Council, some estrogenic substances are associated with adverse reproductive and developmental effects in wildlife and other animals.5 The US National Toxicology Program lists steroidal estrogens as ‘known human carcinogens.’6 Although parabens are not ‘steroidal estrogens,’ studies have shown that they can mimic steroidal estrogens in animal studies, including in mammals (see, e.g., Pedersen et al. (2000) and Routledge et al. (1998), cited above).

There is substantial scientific evidence to suggest that increased exposure to substances that behave like estrogen in the body may elevate an individual’s risk of developing cancer.7 Parabens are among these substances.8

BE IT RESOLVED

The shareholders request that the Board of Directors prepare a report (at reasonable cost and omitting proprietary information), available to shareholders by October 2003 evaluating the feasibility of removing, or substituting with safer alternatives, all parabens used in Avon products.”

The proponents have furnished the following statement in support of the resolution:

“Our company deserves high praise for its commitment to women’s health. Avon has raised approximately $190 million for women’s health programs in 30 countries through a variety of fundraising programs. Avon states on its web site, “No other company has committed as much money to the cause of women’s health.” Our Company has done more in the breast cancer fight than any other company.

Chemicals that may pose higher-than-average risk to human health, and particularly those that may increase the risk of breast cancer, could undermine our Company’s good efforts to support women’s health, especially in the breast cancer arena. We believe that they do not belong in our products.”

[1]	Pedersen, K.L. et al., “The preservatives ethyl-, propyl-and butylparaben are oestrogenic in an in vivo fish assay,” Pharmacology & Toxicology (Vol. 86(3), pp 110-13, March 2000); Routledge, E.J., et al., “Some alkyl hydroxy benzoate preservatives (parabens) are estrogenic”, Toxicology and Applied Pharmacology (Vol. 153(1), pp. 12-19 (Nov. 1998) and Kang, K.S. et al, “Decreased sperm number and motile activity on the F1 offspring maternally exposed to butyl p-hydroxybenzoic acid (butyl paraben)”, Journal of Veterinary Medical Science (Vol. 64(3), pp. 227-35 (March 2002).
[2]	National Research Council, “Hormonally Active Agents in the Environment” (Washington DC, National Academy Press (1999) (“NRC Report”).
[3]	US Department of Health and Human Services, National Toxicology Program, “10th Report on Carcinogens”, pp. 116-19 (2002).
[4]	NRC Report, cited above.
[5]	Id.
[6]	US Department of Health and Human Services, National Toxicology Program, “10th Report on Carcinogens”, pp. 116-19 (2002).
[7]	NRC Report, cited above.
[8]	See Pedersen at 110-13, Routledge at 12-19, and Kang at 227-35.

Board of Directors Statement on Proposal 7

Consumer safety is Avon’s number one priority. As a responsible cosmetics manufacturer, the Company has an extensive formal process for review of the safety and integrity of all of our products and ingredients. Toxicologists at Avon thoroughly evaluate safety data for all ingredients before they are approved for use in any of our products. Also, the Company’s scientists participate in industry-wide and professional scientific organizations in order to access and evaluate the latest information to ensure the continued safe use of all our product ingredients. In addition, Avon microbiologists strive to ensure that our products do not present potential health risks from contamination by harmful microorganisms by using preservative systems such as parabens.

Parabens have an extensive history of use in a wide variety of consumer products, foods and beverages for over 70 years. Parabens provide a critical role in frontline defense for preventing disease and infection in humans by preventing fungal and bacterial contamination.

Avon, along with the rest of the cosmetic industry, has widely used parabens due to what we believe to be their ability to reduce the risk of microbial contamination effectively at low concentrations. Parabens are recognized as safe by the World Health Organization as well as government agencies throughout the world. In the United States, the Cosmetic Ingredient Review (CIR) expert panel (an independent body of internationally recognized medical and scientific experts in safety evaluation) has reviewed parabens and concluded they are safe for use in cosmetic products. Importantly, the FDA considers a CIR decision of safety as a significant basis for the use of ingredients in cosmetic products.

There are many published studies conducted by both independent scientists and agencies on parabens, some of which specifically address the issue of carcinogenicity.1,2 We believe that these studies do not support the proponents’ assertion that there is substantial scientific evidence linking exposure to parabens with increased health risk.

Avon has a strong commitment to women’s health and is a leader in the fight against breast cancer. The safety of our products is of primary concern to Avon. We believe that discontinuing the use of parabens and replacement with inferior preservatives would present a potential health risk to our consumers that is neither necessary nor warranted.

Your Board of Directors recommends that you vote AGAINST Proposal 7

[1]	JECFA 1974 17th Report of the FAO/WHO expert Committee on Food Additives, Technical Report Series 539, World Health Organization showed no evidence of tumors after a lifetime feeding study in rats up to 1.5g/kg/day.
[2]	Homberger 1968 National Technical Information Service PB No. 183 027 showed no evidence of cancer in rats fed ethylparaben at 1g/kg day over their lifetime.

SOLICITATION OF PROXIES

The cost of the solicitation of proxies on behalf of Avon will be borne by Avon. Directors, officers and other employees of Avon may, without additional compensation except reimbursement for actual expenses, solicit proxies by mail, in person or by telecommunication. In addition, Avon has retained Morrow & Co., Inc. at a fee estimated not to exceed $17,000, plus reasonable out-of-pocket expenses, to assist in the solicitation of proxies. Avon will reimburse brokers, fiduciaries, custodians and other nominees for out-of-pocket expenses incurred in sending Avon’s proxy materials to, and obtaining instructions relating to such materials from, beneficial owners.

SHAREHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

If you are a record owner of our Shares and you wish to bring an item of business before the 2004 Annual Meeting, you must notify the Secretary of the Company in writing, at the address set forth on the first page of this Proxy Statement, between January 2, 2004 and February 1, 2004. If you wish to have a proposal included in our Proxy Statement and proxy card for the 2004 Annual Meeting, your proposal must be received by the Secretary of the Company on or before November 27, 2003. Your notice must pertain to a proper matter for shareholder action and must comply with the Company’s By-laws and with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder. A copy of the By-law procedure is available upon written request to the Secretary of the Company.

If you make a written request to the Investor Relations Department (Attention: Ruth Scharankov) at the address listed above (telephone number 212-282-5623), the Company will provide without charge a copy of its Annual Report on Form 10-K for 2002, as filed with the Securities and Exchange Commission.

By Order of the Board of Directors

Gilbert L. Klemann, II

Senior Vice President,

General Counsel and Secretary

March 27, 2003

New York, New York

If your Shares are held in the name of a brokerage firm, bank nominee or other institution, only it can sign a proxy card with respect to your Shares. Accordingly, please contact the person responsible for your account and give instructions for a proxy card to be signed representing your Shares.

If you have any questions about giving your proxy or require assistance, please contact our proxy solicitor at:

MORROW & CO., INC.

445 Park Avenue

New York, New York 10022

(212) 754-8000

Call Toll-Free 1-800-662-5200

Appendix A

AVON PRODUCTS, INC.

AUDIT COMMITTEE CHARTER

Effective as of January 1, 2003

Purposes

The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its responsibility to oversee (1) the integrity of the Company’s financial statements, controls and disclosure; (2) the qualifications and independence of the Company’s independent accountants; (3) the performance of the Company’s independent accountants and of its internal audit staff; and (4) the Company’s compliance with legal and regulatory requirements. The Audit Committee shall have the sole authority to appoint the Company’s independent accountants, subject to any shareholder ratification. The Audit Committee shall also prepare the annual Audit Committee report required by the rules and regulations of the Securities and Exchange Commission (“S.E.C.”) to be included in the Company’s annual proxy statement.

The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its purposes and responsibilities. It has at all times direct access to the independent accountants and to any officer or employee of the Company. The Committee also has the authority and responsibility to engage outside legal, accounting and other advisors, as it deems appropriate, without first seeking authorization from the Board of Directors. Funding for any such outside advisors shall be determined by the Committee and paid by the Company.

Committee Membership, Structure and Operations

The Committee shall be comprised of three or more members of the Board of Directors, each of whom is determined by the Board of Directors to meet the independence and experience requirements of the Sarbanes-Oxley Act of 2002, the S.E.C. and the New York Stock Exchange. Additionally, none of the members of the Committee shall be a current or former employee of the Company. At least one member of the Committee shall qualify as a financial expert as defined by the Sarbanes-Oxley Act of 2002 and the S.E.C.

The members and Chair of the Committee shall be appointed annually by the Board upon the recommendation of the Nominating and Corporate Governance Committee and shall serve until the member’s successor is duly appointed or until the member’s earlier resignation or removal. A member may be removed at any time by the Board, with or without cause.

The Committee shall hold four regular meetings per year, plus additional meetings to review the Company’s quarterly results and quarterly reports on Form 10-Q, and such further meetings as circumstances dictate.

The Audit Committee may delegate responsibilities to a subcommittee comprised of one or more members of the Committee, provided that any action taken, including with respect to an audit service or a non-audit service or the fees corresponding thereto, shall be reported to the full Committee as soon as practicable, but in no event later than at the Committee’s next meeting.

The Committee shall meet periodically in executive session, including separate executive sessions with the Company’s management, the independent accountants and the Company’s internal audit staff.

The Committee shall review and evaluate annually the performance of the Committee and its members, including review of the compliance by the Committee with this Charter.

The Committee shall also review and assess annually the adequacy of this charter and recommend to the Nominating and Corporate Governance Committee and the Board any changes to the Charter deemed advisable by the Committee.

Responsibilities

In performing its oversight responsibilities, the Committee shall:

Financial Statements and Disclosure

1.	Review significant changes in, and overall compliance with, accounting and financial reporting requirements, policies and procedures.

2.	Review and discuss with management and the independent accountants the Company’s annual audited financial statements and other financial information, including the Company’s disclosure in Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”), and recommend to the Board of Directors whether the audited financial statements should be included in the Company’s annual report on Form 10-K.

3.	Discuss with management and the independent accountants the Company’s financial statements and other financial information, including the Company’s disclosure in MD&A, to be included in the Company’s quarterly reports on Form 10-Q and the results of the review by the independent accountants of the quarterly financial statements.

4.	Discuss with management the process used to develop the Company’s earnings press releases, including the type of information, the presentation thereof and any use of pro forma information.

5.	Discuss with management the nature of financial information and earnings guidance provided to securities analysts and to credit rating agencies.

6.	Prior to the filing of each quarterly report on Form 10-Q and the annual report on Form 10-K, review and discuss with management and the independent accountants the selection, application and disclosure of critical accounting policies and practices, including the evaluative criteria used by management in their selection, obtain a report from the independent accountants regarding all critical accounting policies and practices used by the Company and discuss with management the disclosure in MD&A in such quarterly report or annual report regarding critical accounting estimates.

7.	Prior to the filing of the annual report on Form 10-K, review with the independent accountants the matters required to be discussed by Statement of Auditing Standards (“SAS”) No. 61 (relating to the conduct of the audit and the application of significant accounting policies and estimates), SAS No. 89 (relating to audit adjustments) and SAS No. 90 (relating to the quality, not just the acceptability, of the Company’s accounting principles and estimates).

8.	Review the results of each audit or review performed by the independent accountants, including any material comments and recommendations on internal controls or accounting matters by the Company’s independent accountants and any difficulties encountered during the course of their audit work, and the Company’s responses thereto.

9.	Prior to the filing of each quarterly report on Form 10-Q and the annual report on Form 10-K, obtain from the independent accountants a report of all alternative treatments of financial information within generally accepted accounting principles in the United States discussed with management, the ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent accountants.

10.	Prior to the filing of each quarterly report on Form 10-Q and the annual report on Form 10-K, obtain from the independent accountants a report of all material written communications between the independent accountants and the Company’s management, including any management letter or Summary of Unadjusted Differences.

11.	Obtain regularly from the independent accountants a list of all significant issues on which the national office of the independent accountants was consulted by the audit team of the independent accountants.

12.	Review the scope and effectiveness of, and resources devoted to, the Company’s internal audit function and significant internal audit findings, and management’s responses thereto.

The Independent Accountants

13.	Exercise sole authority to appoint and terminate (subject to any shareholder ratification) the Company’s independent accountants. Be directly responsible for the compensation and oversight of each accounting firm employed by the Company to issue an audit report, each of which shall report directly to the Committee.

14.	Obtain and review, at least annually, a report by the independent accountants describing: (i) the firm’s internal quality-control procedures; (ii) any material issues raised by the most recent internal quality-control or peer review of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (iii) all relationships between the independent accountants and the Company. This evaluation by the Committee of the independent accountants’ qualifications, performance and independence shall include the review and evaluation of the lead audit partner and other senior members of the independent accountant engagement team. The Committee shall also consider from time to time whether there should be regular rotation of the audit firm. The Committee shall present its conclusions from this evaluation to the Board of Directors.

15.	Exercise sole authority to approve in advance all audit services and all corresponding fees and terms, in accordance with procedures established by the Committee in respect of such approvals.

16.	Exercise sole authority to approve in advance all non-audit services to be provided by the Company’s independent accountants that are permitted under applicable law and regulation, and all corresponding fees and terms, in accordance with procedures established by the Committee in respect of such approvals. In exercising this authority, the Committee shall consider whether the provision by the independent accountants of any non-audit services to the Company is compatible with maintaining the independence of such accountants.

17.	At least once a year, obtain from the independent accountants a formal written statement delineating all relationships between the independent accountants and the Company (including their respective related entities) that might bear on the independence of the accountants and which confirms that, in the professional judgment of the independent accountants, they are independent of the Company within the meaning of the federal securities laws, and discuss with the independent accountants their independence, consistent with Independence Standards Board Standard No. 1.

18.	Engage in a dialogue with the independent accountants about any disclosed relationships or services that may impact their objectivity and independence and, when appropriate in the judgment of the Committee, take appropriate action in response to the accountants’ disclosure to satisfy itself and the Board of Directors of the accountants’ independence.

19.	Review, whenever the Committee deems it to be appropriate, the Company’s policy regarding employment by the Company of present and former employees of the independent accountants.

Controls and Compliance

20.	Review with management and the independent accountants the Company’s compliance with applicable laws and regulations, the violation of which could have a material adverse effect on the Company’s consolidated financial statements. Such review shall include any correspondence with regulators or governmental agencies, and any published reports that raise material issues regarding the Company’s financial statements or accounting policies.

21.	Review with management and the independent accountants the Company’s disclosure controls and procedures and its internal controls, including compliance by the Company’s employees with the Company’s code of conduct.

22.	Prior to the filing of each quarterly report on Form 10-Q and the annual report on Form 10-K, ensure that the Chief Executive Officer and the Chief Financial Officer have disclosed to the Committee and the independent accountants, based on the most recent evaluation by those officers, any significant deficiencies in the design or operation of the Company’s internal controls which could adversely affect the Company’s ability to record, process, summarize or report financial data, including identification for the independent accountants of any material weaknesses in the Company’s internal controls, and of any fraud, whether or not material, involving management or other employees who have a significant role in internal controls.

23.	Obtain from the independent accountants, as appropriate, assurance that the independent accountants shall inform the Audit Committee if they detect or become aware of any illegal act, as and to the extent required by Section 10A(b) of the Securities Exchange Act of 1934, as amended.

24.	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal controls or auditing matters, and for anonymous submission by employees of the Company regarding questionable accounting or auditing matters.

25.	In consultation with the Finance Committee, as appropriate, discuss with management on at least an annual basis the Company’s policies with respect to risk assessment and risk management, including the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

Reports to the Board of Directors

26.	Report regularly to the Board of Directors, which reports may include, in the Committee’s judgment, any issues that may arise relating to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independence of the independent accountants and the performance of the independent accountants and of the internal audit function.

The basic function of the Audit Committee is oversight. The Company’s management is responsible for preparing the Company’s financial statements and its outside independent accountants are responsible for auditing those financial statements. Management, including its finance and internal audit staffs, is responsible for the fair presentation of the information set forth in such financial statements in conformity with generally accepted accounting principles, and for maintaining effective disclosure controls and procedures and an effective internal control structure. The independent accountants’ responsibility is to provide their opinion, based on their audits, as to whether the financial statements fairly present, in all material respects, the financial position, results of operations and cash flows of Avon in conformity with generally accepted accounting principles and to design and perform their audit to provide reasonable assurance that the Company’s financial statements are free of material misstatements and omissions. It is not the duty of the Audit Committee, or of any of its members, to conduct separate auditing or accounting reviews or provide independent assurance of the Company’s compliance with applicable laws and regulations.

Appendix B

AVON PRODUCTS, INC.

COMPENSATION COMMITTEE CHARTER

Effective as of January 1, 2003

Purpose

The Compensation Committee is appointed by the Board of Directors to (1) discharge the responsibilities of the Board of Directors relating to compensation of the Company’s executives and (2) produce an annual report on executive compensation for inclusion in the Company’s proxy statement in accordance with applicable rules and regulations.

Committee Membership, Structure and Operations

The Committee shall be comprised of three or more members of the Board of Directors, each of whom is determined by the Board of Directors to be “independent” under the rules of the New York Stock Exchange. Additionally, none of the members of the Committee shall be a current or former employee of the Company.

The members and Chair of the Committee shall be appointed annually by the Board upon the recommendation of the Nominating and Corporate Governance Committee and shall serve until the member’s successor is duly appointed or until the member’s earlier resignation or removal. A member may be removed at any time by the Board, with or without cause.

The Committee shall meet at least four times annually or more frequently as circumstances dictate, and shall meet periodically in executive session. It has at all times direct access to any officer or employee of the Company. The Committee may at any time retain such outside advisors as the Committee deems appropriate to fulfill its responsibilities.

The Committee may delegate responsibilities to a subcommittee comprised of one or more members of the Committee, provided that any action taken shall be reported to the full Committee as soon as practicable, but in no event later than at the Committee’s next meeting.

The Committee should meet separately at least once a year with the Company’s Chief Executive Officer and any other Company personnel as the Committee deems appropriate to carry out the Committee’s responsibilities as set forth below.

The Committee shall review and evaluate annually the performance of the Committee and its members, including review of the compliance by the Committee with this Charter.

The Committee shall also review and assess annually the adequacy of this charter and recommend to the Nominating and Corporate Governance Committee and the Board any changes to the Charter deemed advisable by the Committee.

Responsibilities

In performing its responsibilities, the Committee shall:

1.	Establish the Company’s overall compensation philosophy;

B-1

2.	Review and recommend to the Board the corporate goals and objectives relevant to the compensation of the Chief Executive Officer, including annual performance objectives, evaluate the performance of the Chief Executive Officer in light of those goals and objectives, and, based on this evaluation, review and recommend to the Board the salary, bonus, stock options and other benefits, direct and indirect, of the Chief Executive Officer;

3.	In determining the long-term incentive component of the compensation of the Chief Executive Officer, the Committee should consider the Company’s performance and relative shareholder return, the value of similar incentive awards to chief executive officers at comparable companies and the awards given to the Chief Executive Officer in past years;

4.	Make recommendations to the Board with respect to compensation for any other employee of the Company who is also a director of the Company;

5.	Review management’s recommendations for compensation of all other senior officers of the Company and its affiliates and approve such compensation for all senior officers of the Company. For purposes hereof, the term “senior officer” means (a) officers at the level of Senior Vice President and above; and (b) any head of an Operating Business Unit;

6.	Review and recommend for Board or shareholder approval, as appropriate, all incentive compensation plans and equity-based plans, and approve awards to senior officers under any such plan;

7.	Approve all grants of stock options, restricted stock or any other form of stock incentive award or other securities-based compensation, including such awards under the Company’s Year 2000 Stock Incentive Plan or any successor plan(s), determine the terms and conditions of such awards, and carry out the administrative responsibilities given to the Committee in such plan(s);

8.	Approve the adoption or amendment of employee benefit plans, including:

1.	Any deferred compensation plan or non-qualified employee benefit plan, such as the supplemental retirement or excess benefit plans;

2.	Any tax-qualified employee retirement plan, such as the 401(k) savings plan, or its related trust agreement, which involves a financial or other substantive change in employee retirement or savings plan benefits;

3.	Any employee welfare benefit plan;

and the appointment of the administrators of such plans;

9.	Annually review existing compensation and benefit plans for employees and make recommendations to the Board with respect to changes, where warranted;

10.	Establish and periodically review policies in the area of senior officer perquisites;

11.	Approve contracts or transactions with current and former senior officers, including employment contracts, severance arrangements and post-employment consulting arrangements;

12.	Exercise the sole authority to retain and terminate any compensation or benefits consultant or other outside advisor used to assist the Company in evaluating director, Chief Executive Officer or senior officer compensation, including the sole authority to approve any such consultant’s or advisor’s fees and other terms of engagement;

13.	Prepare the Report of the Compensation Committee for inclusion in the Company’s proxy statement for its annual meeting of shareholders; and

14.	Report regularly to the Board (i) following meetings of the Committee and (ii) with respect to such other matters or recommendations as the Committee deems appropriate in carrying out its duties.

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Appendix C

AVON PRODUCTS, INC.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE CHARTER

Effective as of January 1, 2003

Purpose

The Nominating and Corporate Governance Committee is appointed by the Board of Directors to (1) assist the Board by identifying individuals qualified to become Board members; (2) recommend to the Board the candidates for directorships to be filled by the Board and the director nominees to be proposed for election at the annual meeting of shareholders; (3) develop and recommend to the Board a set of corporate governance principles applicable to the Company; (4) monitor developments in corporate governance and make recommendations to the Board regarding changes in governance policies and practices; (5) review the Company’s management succession plans, including the succession plans for the Chief Executive Officer and other senior officers; and (6) conduct an annual evaluation of the performance of the Board and Board committees.

Committee Membership, Structure and Operations

The Committee shall be comprised of three or more members of the Board of Directors, each of whom is determined by the Board to be “independent” under the rules of the New York Stock Exchange. Additionally, none of the members of the Committee shall be a current or former employee of the Company.

The members and Chair of the Committee shall be appointed annually by the Board and shall serve until the member’s successor is duly appointed or until the member’s earlier resignation or removal. A member may be removed at any time by the Board, with or without cause.

The Committee shall meet at least three times annually or more frequently as circumstances dictate, and shall meet periodically in executive session. It has at all times direct access to any officer or employee of the Company. The Committee may at any time retain such outside advisors as the Committee deems appropriate to fulfill its responsibilities.

The Committee may delegate responsibilities to a subcommittee comprised of one or more members of the Committee, provided that any actions taken shall be reported to the full Committee as soon as practicable, but in no event later than at the Committee’s next meeting.

The Committee shall review and evaluate annually the performance of the Committee and its members, including review of the compliance by the Committee with this Charter.

The Committee shall also review and assess annually the adequacy of this charter and recommend to the Board any changes to the Charter deemed advisable by the Committee.

Responsibilities

In performing its responsibilities, the Committee shall:

1.	Review and recommend to the Board policies regarding the size and composition of the Board, qualifications and criteria for Board membership, and the compensation of non-employee directors;

C-1

2.	Identify individuals qualified to become Board members and recommend to the Board prospective candidates for Board membership. In identifying candidates for membership on the Board, the Committee shall take into account all factors it considers appropriate, which may include professional experience, knowledge, integrity, independence, diversity of backgrounds and the extent to which the candidate would fill a present need on the Board;

3.	Review and recommend to the Board the slate of director nominees to be proposed for election at annual meetings of shareholders and candidates to fill vacancies on the Board that occur between annual meetings of shareholders;

4.	Recommend to the Board the class of directors in which a nominee should serve;

5.	Review qualifications for Board committee membership, giving consideration to the criteria for service on each committee as set forth in the charter for such committee, as well as any other factors that the Committee deems relevant;

6.	Recommend Board members to serve on committees of the Board and, where appropriate, make recommendations regarding removal of any member of any committee;

7.	Review the structure and operations of the various Board committees, including their reporting to the Board, and, where appropriate, make any recommendations regarding periodic rotation of directors among the committees and limitations on service on any Board committee;

8.	Recommend to the Board the appointment of a Director to preside at all executive sessions of the Board, review this appointment at least annually and establish procedures for interested persons to contact the presiding Director or the non-management Directors as a group;

9.	Develop and recommend to the Board a set of corporate governance principles, keep abreast of developments with regard to corporate governance and review the adequacy of the Company’s corporate governance principles on at least an annual basis;

10.	Make recommendations to the Board regarding the operations and procedures of the Board, such as meeting schedules and locations, meeting agendas and procedures for delivery of materials in advance of meetings;

11.	Review and evaluate the Company’s management development and succession plans on at least an annual basis and make recommendations to the Board regarding the succession plans for the Chief Executive Officer and other senior officer positions;

12.	Establish and periodically review the criteria for selection of the Chief Executive Officer, as well as steps for Chief Executive Officer succession in the event of an emergency or the retirement of the Chief Executive Officer;

13.	Exercise the sole authority to retain and terminate any search firm or other consultant to assist in identifying candidates to serve as Board members and reviewing the backgrounds and qualifications of candidates, including sole authority to approve any such firm’s or consultant’s fees and other terms of engagement;

14.	Report regularly to the Board (i) following meetings of the Committee and (ii) with respect to such other matters or recommendations as the Committee deems appropriate in carrying out its duties; and

15.	Oversee, at least annually, the evaluation of the performance of the Board and each Board Committee.

C-2

Appendix D

AVON PRODUCTS, INC.

FINANCE AND STRATEGIC PLANNING COMMITTEE CHARTER

Effective as of January 1, 2003

Purpose

The Finance and Strategic Planning Committee is appointed by the Board of Directors to assist the Board in fulfilling its responsibility to oversee: (1) the financial management of the Company, including oversight of the Company’s capital structure, financing and risk management strategies, investment strategies, banking relationships and discharge of the Company’s duties with respect to the financing of its employee benefit plans; and (2) the strategic management of the Company, including oversight of the Company’s plans with respect to possible acquisitions, divestitures or other strategic transactions.

Committee Membership, Structure and Operations

The Committee shall be comprised of three or more members of the Board of Directors, each of whom is determined by the Board of Directors to be “independent” under the rules of the New York Stock Exchange. Additionally, none of the members of the Committee shall be a current or former employee of the Company.

The members and Chair of the Committee shall be appointed annually by the Board upon the recommendation of the Nominating and Corporate Governance Committee and shall serve until the member’s successor is duly appointed or until the member’s earlier resignation or removal. A member may be removed at any time by the Board, with or without cause.

The Committee shall meet at least four times annually or more frequently as circumstances dictate, and shall meet periodically in executive session. It has at all times direct access to any officer or employee of the Company and to the Company’s investment advisors and strategic advisors. The Committee may at any time retain such outside advisors as the Committee deems appropriate to fulfill its responsibilities.

The Finance and Strategic Planning Committee may delegate responsibilities to a subcommittee comprised of one or more members of the Committee, provided that any action taken shall be reported to the full Committee as soon as practicable, but in no event later than at the Committee’s next meeting.

The Committee shall review and evaluate annually the performance of the Committee and its members, including review of the compliance by the Committee with this Charter.

The Committee shall also review and assess annually the adequacy of this charter and recommend to the Nominating and Corporate Governance Committee and the Board any changes to the Charter deemed advisable by the Committee.

Responsibilities

In performing its responsibilities, the Committee shall:

1.	Review with management on a timely basis significant financial matters of the Company and its subsidiaries, including matters relating to the Company’s capitalization, dividend policy and practices, credit ratings, cash flows, borrowing activities, investment of surplus funds and risk management.

2.	As part of the foregoing responsibility, the Committee has the authority and responsibility to:

(a)	Review and approve the Company’s stated annual and long-term financial strategies and objectives and related performance goals;

(b)	Review and make recommendations to the Board with respect to:

•	Any offering of the Company’s debt or equity securities;

•	Any purchase or disposal of Treasury shares, except the purchase of shares pursuant to authorized and approved employee benefit plans;

•	Any stock split or reclassification of shares;

•	Any filing of a registration statement;

•	Any dividend declaration;

•	Any other matters with respect to the capital stock and other securities of the Company;

•	Any capital transaction or other project expenditure the dollar amount of which is equal to or greater than $40 million or such other amount as the Board may from time to time establish;

•	Any guarantee of unconsolidated third party indebtedness, the dollar amount of which is equal to or greater than $10 million or such other amount as the Board may from time to time establish;

•	Any other financial transaction, such as an investment in a subsidiary or other venture, an asset disposal, or a lien or encumbrance (but excluding any borrowing under existing facilities, as such facilities may be amended or modified from time to time), the dollar amount of which is equal to or greater than $25 million or such other amount as the Board may from time to time establish; and

•	Any tax settlement the amount of which is equal to or greater than $50 million or such other amount as the Board may from time to time establish.

(c)	Review and approve:

•	Any capital transaction or other project expenditure the dollar amount of which is less than $40 million or such other amount as the Board may from time to time establish;

•	Any guarantee of unconsolidated third party indebtedness, the dollar amount of which is less than $10 million or such other amount as the Board may from time to time establish;

•	Any other financial transaction, such as an investment in a subsidiary or other venture, an asset disposal, or a lien or encumbrance (but excluding any borrowing under existing facilities, as such facilities may be amended or modified from time to time), the dollar amount of which is less than $25 million or such other amount as the Board may from time to time establish; and

•	Any tax settlement the amount of which is less than $50 million or such other amount as the Board may from time to time establish;

provided, that the Committee may delegate to one or more officers of the Company the authority to approve matters that are the subject of this clause (c), subject to the following limits:

•	Capital transactions and other project expenditures in an amount greater than $20 million, or such other amount as the Board may from time to time establish, may not be delegated by the Committee;

•	Any other financial transaction in an amount greater than $15 million, or such other amount as the Board may from time to time establish, may not be delegated by the Committee; and

•	Any tax settlement in an amount greater than $30 million, or such other amount as the Board may from time to time establish, may not be delegated by the Committee.

3.	Review with management the Company’s strategic planning process and procedures and its strategic plans, and make recommendations to the Board as appropriate. As part of this responsibility, the Committee shall review and make recommendations to the Board with respect to the terms of proposed acquisitions, dispositions or other strategic transactions, the dollar value of which is equal to or greater than $25 million or such other amount as the Board may from time to time establish. If the dollar value of any such transaction is less than $25 million, or such other amount as may have been established by the Board, the Committee is authorized to review and approve such transaction; provided, that the Committee may delegate to one or more officers of the Company the authority to approve any such transaction the dollar value of which is equal to or less than $15 million, or such other amount as the Board may establish from time to time.

4.	Review periodically actual capital expenditures and performance against previously approved budgeted amounts.

5.	In consultation with the Audit Committee, as appropriate, review periodically the Company’s risk management strategies, including strategies in respect of foreign exchange risk.

6.	Review relationships with the Company’s principal lending institutions and investment and strategic advisors.

7.	Review the funding of and asset investment strategy for the Company’s employee benefit plans.

Appendix E

AVON PRODUCTS, INC.

EXECUTIVE INCENTIVE PLAN

I.    INTRODUCTION

1.1.    Purpose.    The purpose of this Plan is to recruit and retain highly qualified executives and other employees, to provide incentives to such individuals to attain the goals of Avon Products, Inc. (the “Company”) and its Affiliates (as defined below) and to provide the employees of the Company with incentive compensation based on the performance of the Company in order to enhance shareholder value. The Plan is designed to ensure that the bonuses paid hereunder to eligible participants are deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations and interpretations promulgated thereunder.

1.2.    Description.    This Plan is the means by which the Committee shall determine incentive bonuses and affect and implement awards for participating employees hereunder.

1.3.    Term.    This Plan shall be effective through and including the 2007 fiscal year of the Company.

II.    DEFINITIONS

As used in this Plan, the following terms shall have the following meanings:

“Affiliate” means (a) an entity that directly or through one or more intermediaries is controlled by the Company, and (b) any entity in which the Company has a significant equity interest, as determined by the Company.

“Annual Incentive Bonus” means the bonus payable with respect to a fiscal year of the Company determined in accordance with Article V hereof.

“Base Compensation” means the base rate of salary payable to a Participant as most recently reflected on the books and records of the Company, exclusive of bonus, commission, fringe benefits, employee benefits, expense allowances and other nonrecurring forms of remuneration.

“Board ” means the Board of Directors of the Company.

“Cause” means:

(a)	the failure or refusal by the Participant to perform his or her normal duties (other than any such failure resulting from the Participant’s incapacity due to physical or mental illness), which has not ceased within ten (10) days after a written demand for substantial performance is delivered to the Participant by the Company, which demand identifies the manner in which the Company believes that the Participant has not performed such duties;

(b)	the engaging by the Participant in willful misconduct or an act of moral turpitude which is materially injurious to the Company, monetarily or otherwise; or

(c)	the conviction of the Participant of, or the entering of a plea of nolo contendere by, the Participant with respect to, a felony.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board of Directors of the Company, which shall consist of two or more members of the Board of Directors of the Company, each of whom shall be an “outside director” within the meaning of Section 162(m) of the Code.

“Participant” means an employee of the Company or any Affiliate meeting the requirements of Article IV hereof, who is selected to participate in the Plan by the Committee.

“Performance Measures” means the criteria and objectives, established by the Committee. Such criteria and objectives may include one or more of the following, on the basis of the Company as a whole, on a consolidated basis, or on the basis of an operating business unit or other geographically based business unit, which can be expressed either in terms of an established target or in terms of growth over a specified level:

(a)	the attainment by a share of Company common stock of a specified fair market value for a specified period of time;

(b)	earnings per share;

(c)	return to stockholders (including dividends);

(d)	return on equity;

(e)	revenues;

(f)	sales;

(g)	sales by category or brand;

(h)	sales representative growth;

(i)	unit growth;

(j)	customer growth;

(k)	sales representative productivity;

(l)	EBITDA;

(m)	operating income;

(n)	net income;

(o)	gross margin;

(p)	operating margin;

(q)	return on capital or return on invested capital;

(r)	economic value added;

(s)	cash flows;

(t)	cash flow from operations;

(u)	market share;

(v)	inventory levels;

(w)	inventory days outstanding;

(x)	order fill rate;

(y)	perfect order rate;

(z)	size of line in total or by segment (e.g., product category, Beauty, Beauty Plus, Beyond Beauty, Health and Wellness) and type (active, inactive, new);

(aa)	consumer and strategic investments consisting of advertising, brochures, samples, Sales Leadership Program, research and development, new business start-up expenses, and internet-related investments;

(bb)	supply chain cost;

(cc)	cost reduction goals; or

(dd)	any combination of the foregoing.

The Committee may amend or adjust the Performance Measures or other terms and conditions of an outstanding award in recognition of unusual or nonrecurring events affecting the Company or its financial statements or changes in law or accounting, but only to the extent such adjustment would not cause any portion of the award, upon payment, to be nondeductible pursuant to Section 162(m) of the Code. In determining whether the Performance Measures have been attained, the effect of the following items shall be disregarded:

(i)	discontinued operations, categories, or segments;

(ii)	acquisitions and mergers;

(iii)	divestitures;

(iv)	cumulative effect of changes in accounting rules and methods;

(v)	material impairment or disposal losses as defined by FAS 144;

(vi)	restructuring costs in excess of operating budget consisting of organization realignment, facility closures, and system replacements;

(vii)	pension expense or contribution in excess of operating budget;

(viii)	business losses from economic, political and legal changes which impact the operations of the Company’s business consisting of war, insurrection, riot, terrorism, confiscation, expropriation, nationalization, deprivation, seizure, changes affecting the legality of direct selling, independent contractor designation, company charter, business interruption and catastrophic losses not reimbursed by insurance policies, and regulatory requirements;

(ix)	retained and uninsured losses from natural catastrophe as referenced in Avon’s Property Insurance Program. Natural Catastrophe losses include earthquake, earth movement, flood, and windstorm which cause loss or damage to Company assets or business interruption loss due to the Company’s inability or reduced ability to conduct business;

(x)	extraordinary items as defined by APB 30 and FAS 144; and

(xi)	currency fluctuations.

“Performance Period ” means a period specified by the Committee during which specified Performance Measures must be attained in order for Performance Period Bonus to be payable for that period. A Performance Period shall be expressed in two or more fiscal years of the Company, as established by the Committee during the first 90 days of the Performance Period.

“Performance Period Bonus” means the bonus payable to a participant with respect to a Performance Period as determined pursuant to Article VI.

“Plan” means the Avon Products, Inc. Executive Incentive Plan, as in effect and as amended from time to time.

III.    ADMINISTRATION

The administration and operation of the Plan shall be supervised by the Committee with respect to all matters. The Committee may delegate responsibility for the day-to-day administration and operation of the Plan to such employees of the Company as it shall designate from time-to-time. The Committee shall interpret and construe any and all provisions of the Plan and any determination made by the Committee under the Plan shall be final and conclusive. Neither the Board of Directors nor the Committee, nor any member of the Board of Directors, nor any employee of the Company shall be liable for any act, omission, interpretation, construction or determination made in connection with the Plan (other than acts of willful misconduct) and the members of the Board of Directors and the Committee and the employees of the Company shall be entitled to indemnification and reimbursement by the Company to the maximum extent permitted at law in respect of any claim, loss, damage or expense (including counsel’s fees) arising from their acts, omissions and conduct in their official capacity with respect to the Plan. The Plan shall be interpreted in view of the intention that any grant of compensation pursuant to the Plan is intended to qualify as performance-based compensation with the meaning of Code Section 162(m) and the regulations and interpretations promulgated thereunder.

IV.    PARTICIPATION

The Chief Executive Officer and each other employee of the Company or its Affiliates who is considered a Section 16 person for purposes of the Securities Exchange Act of 1934, as amended, and who the Committee selects for participation in the Plan, shall be eligible to receive awards under the Plan.

V.    ANNUAL INCENTIVE PROGRAM

5.1.    Establishment of Performance Goals.    Within the first ninety (90) days of each fiscal year of the Company, the Committee shall establish the Performance Measures for the payment of individual awards under the Plan.

5.2.    Annual Incentive Bonus.    The Committee may establish percentages of each eligible Participant’s Base Compensation to be paid as an Annual Incentive Bonus under this Article V upon the attainment of the Performance Measures. After establishing the percentages of Base Compensation to be paid as an Annual Incentive Bonus under this Article V for a fiscal year, the Committee may reduce, but not increase, the Annual Incentive Bonus payable to a Participant based upon the Committee’s determination of the individual performance of such Participant for such fiscal year and such other factors as the Committee deems appropriate. In no event shall the amount of the Annual Incentive Bonus payable to any Participant attributable to a fiscal year exceed $7,500,000 (such amount having been established to take into account increases in Base Compensation and inflation during the five-year term of the Plan as set forth in Section 1.3).

5.3.    Determination of Achievement of Performance Measures.    The Committee shall certify the level of achievement of the Performance Measures as soon as practical after the end of the fiscal year for which the determination is being made.

5.4.    Payment of Annual Incentive Bonus.

(a)  As soon as practical after the expiration of each fiscal year of the Company, Participants who remained actively employed until the last day of the fiscal year, shall be entitled to receive the Annual Incentive Bonus determined in accordance with this Article V except to the extent a Participant elects to defer the receipt of a portion of his or her Annual Incentive Bonus in accordance with the procedures adopted by the Committee pursuant to Subsection 5.4(b). A Participant who was involuntarily terminated by the Company or an Affiliate without Cause on or after August 1st of the fiscal year or who died, became permanently disabled or retired (pursuant to the terms of the Company’s defined benefit pension plan or, for foreign nationals, under the Affiliate’s pension plan or pursuant to the terms of the applicable national retirement program) during the fiscal year shall be entitled to a prorated Annual Incentive Bonus for such fiscal year. Payment of Annual Incentive Bonuses shall be made in cash or in shares of restricted stock or phantom stock issued pursuant to the Company’s Year 2000 Stock Incentive Plan, or successor plan, or a combination thereof, as determined by the Committee. Any shares of restricted stock or phantom stock will be subject to such terms and conditions consistent with the Company’s Year 2000 Stock Incentive Plan, or successor plan, as the Committee may from time to time determine.

(b)  The Committee may, in its discretion, institute a program allowing Participants to defer the receipt of all or a portion of their Annual Incentive Bonus otherwise payable under Subsection (a) of this Section.

VI.    PERFORMANCE PERIOD BONUS

6.1.    Establishment of Performance Goals.    Within the first 90 days of the Performance Period, the Committee shall establish the Performance Measures and the duration of the Performance Period for the payment of Performance Period Bonuses under the Plan. Only one Performance Period may end in each fiscal year of the Company.

6.2.    Performance Period Bonus.    Within the first 90 days of each Performance Period, the Committee may establish percentages of each eligible Participant’s Base Compensation to be paid as a Performance Period Bonus under this Article VI upon the attainment of the applicable Performance Measures during the Performance Period. After establishing the percentages of Base Compensation to be paid as a Performance Period Bonus under this Article VI for a Performance Period, the Committee may reduce, but not increase, the Performance Period Bonus payable to a Participant based upon the Committee’s determination of the individual performance of such Participant for such Performance Period and such other factors as the Committee deems appropriate. In no event shall the amount of the Performance Period Bonus payable to any Participant attributable to a Performance Period exceed $7,500,000 (such amount having been established to take into account increases in Base Compensation and inflation during the five-year term of the Plan as set forth in Section 1.3).

6.3.    Determination of Achievement of Performance Measures.    The Committee shall certify the level of achievement of the Performance Measures as soon as practical after the end of the Performance Period for which the determination is being made.

6.4.    Payment of Performance Period Bonus.

(a)  As soon as practical after the expiration of each Performance Period, Participants who remained actively employed until the last day of the Performance Period, shall be entitled to receive the Performance Period Bonus determined in accordance with this Article VI, except to the extent that a Participant elects to defer the receipt of a portion of his or her Performance Period Bonus in accordance with subsection (b) hereof. A Participant who was involuntarily terminated by the Company or an Affiliate without Cause after more than one-half of the Performance Period has elapsed or who died, became permanently disabled or retired (pursuant to the terms of the Company’s defined benefit pension plan or, for foreign nationals, under the Affiliate’s pension plan or pursuant to the terms of the applicable national retirement program) during the Performance Period shall be entitled to a prorated Performance Period Bonus for such Performance Period. Payment of Performance Period Bonuses shall be made in cash or in shares of restricted stock or phantom stock issued pursuant to the Company’s Year 2000 Stock Incentive Plan, or successor plan, or in a combination thereof, as determined by the Committee. Any shares of restricted stock or phantom stock will be subject to such terms and conditions consistent with the Company’s Year 2000 Stock Incentive Plan, or successor plan, as the Committee may from time to time determine.

(b)  The Committee may, in its discretion, institute a program allowing Participants to defer the receipt of all or a portion of their Performance Period Bonus otherwise payable under subsection (a) of this Section.

VII.    GENERAL PROVISIONS

7.1.    Amendment and Termination.    The Committee may at any time amend, suspend, discontinue or terminate the Plan; provided, however, that no such amendment, suspension, discontinuance or termination shall adversely affect the rights of any Participant to any Annual Incentive Bonus with respect to any fiscal year which has then ended or to any Performance Period Bonus with respect to any Performance Period which has then ended. All determinations concerning the interpretation and application of this Section 7.1 shall be made by the Committee.

7.2.    Designation of Beneficiary.    In the event a Participant dies while entitled to a payment under the Plan, such payments shall be made to the Participant’s estate.

7.3.    Rights Unsecured.    The right of any Participant to receive bonus payments under the Plan shall constitute an unsecured claim against the general assets of the Company.

7.4.    Withholding Taxes.    The Company shall have the right to deduct from each bonus payment any federal, state and local taxes required by such laws to be withheld with respect to any payment under the Plan.

7.5.    Miscellaneous.

(a)  No Right of Continued Employment.    Nothing in this Plan shall be construed as conferring upon any Participant any right to continue in the employment of the Company or any of its subsidiaries or Affiliates.

(b)  No Limitation on Corporate Actions.    Nothing contained in the Plan shall be construed to prevent the Company or any Affiliate from taking any corporate action which is deemed by it to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any awards made under the Plan. No employee, Participant or other person shall have any claim against the Company or any of its subsidiaries or Affiliates as a result of any such action.

(c)  Nonalienation of Benefits.    Except as expressly provided herein, no Participant or his beneficiaries shall have the power or right to transfer, anticipate, or otherwise encumber the Participant’s interest under the Plan. The Company’s obligations under this Plan are not assignable or transferable except to a corporation which acquires all or substantially all of the assets of the Company or any corporation into which the Company may be merged or consolidated. The provisions of the Plan shall inure to the benefit of each Participant and his beneficiaries, heirs, executors, administrators or successors in interest.

(d)  Severability.    If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.

(e)  Governing Law.    The Plan shall be construed in accordance with and governed by the laws of the State of New York, without reference to the principles of conflict of laws.

(f)  Headings.    Headings are inserted in this Plan for convenience of reference only and are to be ignored in a construction of the provisions of the Plan.

7.5.    Stockholder Approval.    This Plan shall be conditioned on the receipt of approval of the Company’s shareholders at the annual meeting of the shareholders held in 2003. In the event that such approval is not obtained, this Plan and all awards under the Plan shall be null and void ab initio and of no force and effect.

AVON PRODUCTS, INC.
Dated:	By:

Title:

Attest:

Title:

AVON PRODUCTS, INC.

Proxy Card Solicited on Behalf of the Board of Directors

Voting Instruction Card to J.P. Morgan Chase Bank, Trustee

And Fidelity Management Trust Co., Trustee

PROXY

The undersigned hereby appoints Robert J. Corti, Gilbert L. Klemann, II and Katherine A. O’Hara, and each of them, proxies, with full power of substitution and resubstitution, to vote and act with respect to all shares of the Company’s Common Stock (the “Shares” owned of record by the undersigned and which the undersigned is entitled to vote, at the Annual Meeting of Shareholders of the Company to be held on May 1, 2003, and at any adjournments or postponements thereof, as instructed on the reverse side of this card, and to vote in accordance with their discretion on such other matters as may properly come before the meeting.

The undersigned also provides instructions to J.P. Morgan Chase Bank, Trustee, and Fidelity Management Trust Co., Trustee, to vote Shares allocated, respectively, to accounts the undersigned may have under the Avon Products, Inc. Personal Savings Account Plan or the Avon-Mirabella/Lomalinda Employees Savings Plan, and which are entitled to be voted at the aforesaid Annual Meeting or any adjournment thereof, as specified on the reverse side of this card. Unless your card is received by April 29, 2003, and unless you have specified your instructions, your Shares cannot be voted by the Trustees.

IF NO INSTRUCTIONS ARE SPECIFIED ON THE REVERSE SIDE OF THIS CARD:

•	All Shares owned of record by the undersigned will be voted FOR the election of nominees proposed for election as directors (Proposal 1), ratification of the Company’s independent accountants for 2003 (Proposal 2) and approval of the Executive Incentive Plan (Proposal 3), and all such Shares will be voted AGAINST Proposals 4, 5, 6 and 7.

•	All Shares allocated under the Avon Products, Inc. Personal Savings Account Plan and the Avon-Mirabella/Lomalinda Employees Savings Plan WILL NOT BE VOTED.

NOMINEES FOR ELECTION AS DIRECTORS

Class of 2006: 01. W. Don Cornwell, 02. Stanley C. Gault, 03. Andrea Jung and 04. Paula Stern

Instruction for Cumulative Voting for the Class of 2006: Unless otherwise specified below, this proxy/instruction card shall authorize the proxies listed above to cumulate all votes which the undersigned is entitled to cast at the Annual Meeting for, and to allocate such votes among, one or more of the nominees for the Class of 2006 listed above, as such proxies shall determine in their sole and absolute discretion, in order to maximize the number of such nominees elected to such class of Avon’s Board of Directors. To specify a method of cumulative voting, write “Cumulate For” and the number of Shares and the name(s) of the nominee(s) for the Class of 2006 in the space below. If you wish to cumulate your votes for the Class of 2006, you must vote by using the proxy card rather than voting by telephone or the Internet.

SEE REVERSE

SIDE

FOLD AND DETACH HERE

[LOGO OMITTED]

ANNUAL MEETING OF SHAREHOLDERS

May 1, 2003

10:00 a.m.

The Ballroom

at the W New York Hotel

541 Lexington Avenue

New York, New York

It is important that your Shares be represented at this meeting, whether or not you attend the meeting in person. To make sure your Shares are represented, we urge you to complete and mail the proxy card above or vote by telephone or via the Internet.

ADMISSION TICKET

(If you plan to attend the Annual Meeting,

bring this Admission Ticket with you)

x	Please mark your votes as in this example.	1305

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 and 3.

	FOR	WITHHELD FROM ALL
1. Proposal 1. Election of Directors to the Class of 2006 (see reverse for nominees)	☐	☐

To withhold authority for any nominee(s) for the Class of 2006, write the name(s) of such nominee(s) in the space provided above.

To cumulate your votes for the Class of 2006, please follow the instructions on the reverse side.

	FOR	AGAINST	ABSTAIN
2. Proposal 2. Ratification of the Appointment of Independent Accountants	☐	☐	☐

3. Proposal 3. Approval of Executive Incentive Plan	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSALS 4, 5, 6 AND 7.

	FOR	AGAINST	ABSTAIN

4. Proposal 4. Resolution Regarding Elimination of Classified Board	☐	☐	☐

5. Proposal 5. Resolution Regarding Expensing of Stock Options	☐	☐	☐

6. Proposal 6. Resolution Regarding Indexed Stock Options	☐	☐	☐

7. Proposal 7. Resolution Regarding Report on Removal of Parabens	☐	☐	☐

Special Action: Will attend Annual Meeting			☐

PLEASE SIGN, DATE AND RETURN YOUR PROXY PROMPTLY!

This proxy revokes all prior dated proxies.

The signer hereby acknowledges receipt of

Avon’s Proxy Statement dated March 27, 2003.

SIGNATURE(S)                                                                                                                  DATE

NOTE: Please sign exactly as name appears hereon. When signing as attorney, executor, administrator,

FOLD AND DETACH HERE

[LOGO OMITTED]

In addition to voting by mail, we now offer two new cost-effective and convenient ways to vote your shares. You may now vote 24 hours a day, 7 days a week, using either a touch-tone telephone or the Internet. If, however, you wish to cumulate your votes for the election of Directors to the Class of 2006, you must vote by using your proxy card and may not vote by telephone or via the Internet.

YOUR TELEPHONE OR INTERNET VOTE MUST BE RECEIVED BY 12 A.M., NEW YORK TIME, APRIL 30, 2003.

After you have read the accompanying proxy statement, please vote using one of the following methods:

By Telephone:

1.	Call 1-877-PRX-VOTE (1-877-779-8683), toll-free, from a touchtone telephone (outside the U.S. and Canada, call 201-536-8073).

2.	Enter your control number located in the box above, just below the perforation.

3.	Follow the recorded instructions.

By Internet:

1.	Log onto Internet and type http://www.eproxyvote.com/avp.

2.	Enter your control number, located in the box above, just below the perforation.

3.	Follow the on-line instructions.

By Mail:

1.	Mark, sign and date your proxy/instruction card, and return it promptly in the enclosed return envelope. If you are voting by telephone or the Internet, please do not mail your proxy.

ADMISSION TICKET

(If you plan to attend the Annual Meeting,

bring this Admission Ticket with you)